Exhibit 10.10

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF JULY 31, 2006

AMONG

AMPHENOL FUNDING CORP.,
AS SELLER,

AMPHENOL CORPORATION,
AS SERVICER

ATLANTIC ASSET SECURITIZATION LLC,
AS CONDUIT PURCHASER

AND

CALYON NEW YORK BRANCH,
AS ADMINISTRATIVE AGENT FOR THE PURCHASERS

i

ii

EXHIBIT I	Definitions
EXHIBIT II	Conditions of Purchases
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events

SCHEDULE I	Credit and Collection Policy
SCHEDULE II	Lock-Box Banks and Lock-Box Accounts
SCHEDULE III	Trade Names
SCHEDULE IV	Originators
SCHEDULE V	UCC Filings

ANNEX A	Form of Information Package
ANNEX B	Form of Purchase Notice
ANNEX C	Form of Assumption Agreement
ANNEX D	Form of Transfer Supplement
ANNEX E	Form of Amphenol Corporation Undertaking Agreement
ANNEX F	List of Special Obligors
ANNEX G	Purchaser Payment Account Information
ANNEX H	Equivalent Long Term Ratings

This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 31, 2006, among AMPHENOL FUNDING CORP., a Delaware corporation, as seller (the “Seller”), AMPHENOL CORPORATION, a Delaware corporation (“Customer”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), CALYON NEW YORK BRANCH, a French banking corporation, duly licensed under the law of the State of New York (“Calyon”), as Administrative Agent for the Purchasers (in such capacity, the “Administrative Agent”), and ATLANTIC ASSET SECURITIZATION LLC, a Delaware limited liability company (“Atlantic”), as Conduit Purchaser.

PRELIMINARY STATEMENTS

Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

The Seller has acquired, and may continue to acquire, Receivables from the Originators, either by purchase or contribution to the capital of the Seller, as determined from time to time by the Seller and the Originators. The Seller desires to sell, transfer and assign an undivided variable percentage ownership interest in the Receivables Pool, and the Purchasers desire to acquire such undivided variable percentage ownership interest, as such percentage ownership interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1.            Purchase Facility.

(a)                                  On the terms and subject to the conditions hereof, the Seller may, from time to time from the date hereof to but excluding the Facility Termination Date, request that the Conduit Purchaser make purchases (each such purchase, a “Purchase”) from the Seller of undivided percentage ownership interests in (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables (collectively, the “Pool Receivable Assets”), as part of the Purchased Interest, or, only if the Conduit Purchaser denies such request or is unable to fund (and provides notice of such denial or inability to the Seller and the Administrative Agent), ratably request that the Related Committed Purchasers make Purchases from the Seller of undivided percentage ownership interests in the Pool Receivable Assets as part of the Purchased Interest from time to time from the date hereof to but excluding the

1

Facility Termination Date. Subject to Section 1.4 concerning reinvestments of Collections, at no time will the Conduit Purchaser have any obligation to make any such Purchase. Each Related Committed Purchaser hereby agrees, on the terms and subject to the conditions hereof, to make each such Purchase requested before the Facility Termination Date pursuant to Section 1.2(a), to the extent that, after making such Purchase, its individual Investment would not thereby exceed its Commitment and the Aggregate Investment would not (after giving effect to all Purchases) exceed the Purchase Limit.

(b)                                 The Seller may, upon at least forty-five (45) days’ written notice to the Administrative Agent, reduce the unused portion of the Purchase Limit in whole or in part (but not below the amount which would cause the Aggregate Investment of the Purchasers to exceed their aggregate Commitment (after giving effect to such reduction)); provided that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple in excess thereof and unless terminated in whole, the Purchase Limit shall in no event be reduced below $25,000,000.

(c)                                  Effective on the Purchase Date of each Purchase pursuant to Section 1.2 and on the date of each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrative Agent for the benefit of the Purchasers (ratably, in proportion to the individual Investments of the Purchasers, if more than one) an undivided percentage ownership interest equal to the Purchased Interest in the Pool Receivable Assets that are owned by the Seller on each such Purchase Date and reinvestment date.

Section 1.2.            Purchases; Commitment.

(a)                                  Each Purchase hereunder shall be made upon the Seller’s irrevocable written notice in the form of Annex B delivered to the Administrative Agent in accordance with Section 6.2 (which notice must be received by the Administrative Agent before 11:00 a.m., New York City time) at least two (2) Business Days before the requested Purchase Date, which notice shall specify: (i) the amount requested to be paid to the Seller (such amount, which shall be equal to the lesser of (A) the amount requested and (B) the maximum amount which would not cause the Aggregate Investment of the Conduit Purchaser and all Related Committed Purchasers to exceed the Purchase Limit or the Investment of any Related Committed Purchaser to exceed its Commitment), (ii) the proposed Purchase Date of such Purchase (which shall be a Business Day), and (iii) a pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Investment as a result of such Purchase. If the Purchase is requested from the Conduit Purchaser and the Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, the Conduit Purchaser shall transfer to the Seller an amount equal to the amount in payment of its Purchase on the requested Purchase Date. If the Purchase is requested from the Related Committed Purchasers (in the case where the Conduit Purchaser determined not to or was unable to make such Purchase), subject to the terms and conditions hereof, each such Related Committed Purchaser shall transfer the amount in payment of its ratable share of such Purchase into the Concentration Account by no later than 1:00 p.m. (New York time) on the Purchase Date.

2

(b)                                 On the date of each Purchase, the Conduit Purchaser (or the Administrative Agent on its behalf) or the Related Committed Purchasers, shall make available to the Seller in same day funds, at Deutsche Bank Trust Company Americas, account number 00450634, ABA 021001033, an amount, subject to the provision set forth in Section 1.2(a), equal to the proceeds of such Purchase. Such funds shall be remitted by the Servicer to the Seller and  shall be available for the ordinary business purposes of the Seller or otherwise, subject to the provisions of the Transaction Documents.

(c)                                  [Reserved].

(d)                                 To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers, a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts, the Concentration Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts, the Concentration Account and amounts on deposit therein, (v) all rights (but none of  the obligations) of the Seller under the Sale Agreement and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Administrative Agent, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrative Agent and the Purchasers, all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the filing of all financing statements necessary or in the judgment of the Administrative Agent advisable in all applicable jurisdictions to reflect and perfect the security interest granted by the Seller to the Administrative Agent for the benefit of the Purchasers hereunder.

(e)                                  The Seller may, with the written consent of the Administrative Agent on behalf of the Conduit Purchaser, add additional Persons as Related Committed Purchasers or cause an existing Related Committed Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however, that the Commitment of any Related Committed Purchaser may only be increased with the consent of such Related Committed Purchaser. Each new Related Committed Purchaser shall become a party hereto and each Related Committed Purchaser increasing its Commitment shall increase its Commitment, as the case may be, by executing and delivering to the Administrative Agent and the Seller an Assumption Agreement in the form of Annex C hereto which Assumption Agreement shall, in the case of any new Related Committed Purchaser be executed by each Purchaser then party to this Agreement.

3

(f)                                    Each Related Committed Purchaser’s obligation hereunder shall be several, such that the failure of any Related Committed Purchaser to make a payment in connection with any Purchase hereunder shall not relieve any other Related Committed Purchaser of its obligation hereunder to make payment for any Purchase. Further, in the event any Related Committed Purchaser fails to satisfy its obligation to make a Purchase as required hereunder, upon receipt of notice of such failure from the Administrative Agent, subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers shall purchase the defaulting Related Committed Purchasers’ Commitment Percentage of the related Purchase pro rata in proportion to their relative Commitment Percentages determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser. Notwithstanding anything in this paragraph (f) to the contrary, no Related Committed Purchaser shall be required to make a Purchase pursuant to this paragraph for an amount which would cause the Investment of such Related Committed Purchaser (after giving effect to such Purchase) to exceed its Commitment.

Section 1.3.                                   Purchased Interest Computation. The Purchased Interest shall be initially computed on the date of the initial Purchase hereunder. Thereafter, until the Facility Termination Date, such  Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. On any Termination Day, the Purchased Interest shall be deemed to be 100%. The Purchased Interest shall be reduced to zero when (i) the Aggregate Investment and the Aggregate Yield of all Purchasers shall have been paid in full, (ii) all amounts owed by the Seller and the Servicer hereunder to each Purchaser, the Administrative Agent and any other Indemnified Party or Affected Person shall have been paid in full and (iii) the Servicer shall have received the accrued Servicing Fee thereon.

Section 1.4.                                   Non-Liquidation Settlement and Reinvestment Procedures. On each day on which Collections are received (or deemed received) by the Seller or the Servicer and which day is not a Termination Day, the Servicer, out of such Collections and any Collections received prior to such day and not previously set aside or paid pursuant to this Section 1.4 or Section 1.5, shall take the following actions:

(a)                                  the Servicer shall remit to Concentration Account and therein shall, if and to the extent requested by the Administrative Agent from time to time in its sole discretion, set aside, segregate and hold in trust, an amount equal to the sum of the accrued and unpaid Servicing Fee and the accrued and unpaid Aggregate Yield of all Purchasers and all accrued and unpaid Fees payable pursuant to the Fee Letter, and the Servicer shall (regardless of whether it has been directed to set aside, segregate and hold such amounts in trust) on the next Settlement Date, pay from the Concentration Account (x) to the Purchasers an amount equal to all accrued and unpaid Aggregate Yield of all Purchasers and Fees payable pursuant to the Fee Letter (as calculated by the Administrative Agent) for the immediately preceding Fixed Period and (y) to the Servicer, the accrued and unpaid Servicing Fee; and

(b)                                 reinvest such Collections remaining after application of such Collections as provided in paragraph (a) above and representing a return of the Aggregate Investment, ratably, in proportion to the Investments of the Purchasers, in Pool Receivable Assets; provided, however, that (i) if the Conduit Purchaser has provided

4

notice (a “Declining Notice”) to the Administrative Agent and the Servicer that the Conduit Purchaser (a “Declining Conduit Purchaser”) no longer wishes Collections with respect to any Portion of Investment funded or maintained by it to be reinvested pursuant to this paragraph (b); (ii) if any Related Committed Purchaser (an “Exiting Purchaser”) has refused, pursuant to Section 1.12, to extend its Commitment hereunder; or (iii) if the Seller has provided notice pursuant to Section 1.6(b) of a reduction in the Aggregate Investment, then (x) in the case of clause (i) or (ii), the portion of such Collections allocable to the Declining Conduit Purchaser and/or the Exiting Purchasers (determined pursuant to the proviso in Section 1.5(c)(2)) shall not be reinvested and shall instead be held in trust in the Concentration Account for the benefit of such Purchasers and applied in accordance with Section 1.5(c)(2), below, and (y) in the case of clause (iii), such Collections shall not be reinvested and shall instead be held in trust in the Concentration Account for the benefit of all Purchasers ratably in proportion to their Investments and applied in accordance with Section 1.5(c)(1); and

(c)                                  remit the balance, if any, of such Collections remaining after the applications provided in paragraphs (a) and (b), above, to the Seller for its own account. Such Collections remitted to the Seller shall be available for the ordinary business purposes of the Seller or otherwise, subject to the provisions of the Transaction Documents.

Section 1.5.                                   Liquidation Settlement Procedures.

(a)                                  If at any time other than a Termination Day, the Purchased Interest is greater than 100%, then the Seller shall not later than the next Business Day remit to the Administrative Agent, and the Administrative Agent shall pay to the Purchasers (ratably, based on the Investment of each such Purchaser) an amount that, when applied to reduce the Investment of each Purchaser, will cause the Purchased Interest to be less than or equal to 100%; it being understood that if any such amounts are not so paid by the Seller a Termination Event shall have occurred and be continuing until the Purchased Interest is less than or equal to 100%, and the Servicer shall cease applying Collections pursuant to Section 1.4 and shall instead remit all Collections to the Administrative Agent for distribution by the Administrative Agent in accordance with the provisions set forth in paragraph (d) below, until the Purchased Interest is less than or equal to 100% and no other Termination Event has occurred and is continuing.

(b)                                 On any day following the delivery of a Declining Notice or Exiting Notice or a notice of a reduction of the Aggregate Investment pursuant to Section 1.6(b), the Servicer shall deposit or cause to be remitted to the Administrative Agent for the benefit of the Purchasers (and the Administrative Agent shall pay such amounts to the Purchasers on the next Settlement Date with respect to any Portion of Investment pursuant to paragraph (c) below), all amounts previously set aside in the Concentration Account pursuant to Section 1.4(b).

(c)                                  On any Business Day that is not a Termination Day, so long as any Declining Conduit Purchaser’s or Exiting Purchaser’s Investment has not been reduced to zero or the Aggregate Investment has not been reduced to the amount specified by the

5

Seller pursuant to Section 1.6(b), the Administrative Agent shall apply the funds retained in the Concentration Account pursuant to Section 1.4(b) in the following manner (each such application, a “Partial Liquidation”):

(1)                                  First, if the Aggregate Investment has not been reduced to the amount specified by the Seller pursuant to Section 1.6(b), the Servicer first shall remit to the Administrative Agent from such Collections the portion of the Collections retained in the Concentration Account pursuant to Section 1.4(b) that are allocable to the Investments of all Purchasers, and the Administrative Agent shall pay from such amounts ratably to all Purchasers in proportion to their Investments the amount necessary to reduce the Aggregate Investment to the amount specified by the Seller;

(2)                                  Second, after remitting any Collections as provided in clause (1), Servicer shall remit to the Administrative Agent from such Collections the portion of the Collections retained in the Concentration Account that are allocable to the Investments of the Declining Conduit Purchaser and/or the Exiting Purchasers (determined as set forth in the proviso to this clause (2)), and the Administrative Agent shall pay from such amounts (A) for the account of the Conduit Purchaser the amount necessary to reduce the Investment of the Conduit Purchaser to an amount that is equal to or less than the Purchase Limit based on the Commitments of all Related Committed Purchasers at such time that are not Exiting Purchasers, and (B) to the Declining Conduit Purchaser and each Exiting Purchaser, the amount of such Declining Conduit Purchaser’s or Exiting Purchaser’s Investment to the extent of such Collections; provided that solely for purposes of determining such Declining Conduit Purchaser’s or Exiting Purchaser’s ratable share of such Collections applicable to its Investment (and not for purposes of calculating any Fees or Yield payable to such Purchaser hereunder), such Purchaser’s Investment shall be deemed to remain constant from the date such Purchaser becomes a Declining Conduit Purchaser or Exiting Purchaser until the date such Declining Conduit Purchaser’s or Exiting Purchaser’s Investment has been paid in full, except that such Investments shall be reduced by the amount of any distribution pursuant to clause (1) of this paragraph (c);

(d)                                 On each Termination Day, the Servicer shall deposit or cause to be remitted to the Administrative Agent, for the benefit of the Conduit Purchaser and the Related Committed Purchasers, all Collections received on such day in respect of the Purchased Interest, to be applied by the Administrative Agent on each Settlement Date thereafter with respect to each Portion of Investment to the payment in full of (i) the accrued Aggregate Yield, (ii) the outstanding Investment of each applicable Purchaser, and (iii) all other amounts payable to the Purchasers and their assigns in respect of indemnities, fees, costs and expenses hereunder and not covered in clauses (i) and (ii) of this paragraph (d). On each such day, the Administrative Agent shall deposit to the account of the Servicer, from the amounts set aside for the Purchasers pursuant to the preceding sentence which remain after payment in full of the aforementioned amounts, the accrued Servicing Fee. If there shall be insufficient funds held by the Administrative Agent following deposits therein by the Servicer pursuant to the first sentence of this paragraph (d), for the Administrative Agent to distribute funds in payment in full of the aforementioned amounts, the Administrative Agent shall distribute such funds on the next

6

succeeding Settlement Date (and on each Settlement Date thereafter, if applicable) in the following order of priority:

(1)                                  first, in payment of the accrued Aggregate Yield and all Fees payable to the Administrative Agent and Purchasers pursuant to the Fee Letter;

(2)                                  second, if Amphenol Corporation or any Affiliate of Amphenol Corporation is not then the Servicer (and if such amount has not already been paid by operation of the first sentence of this paragraph (d)), to the Servicer, in payment of the accrued and unpaid Servicing Fee;

(3)                                  third, in reduction to zero of the Investment of each applicable Purchaser;

(4)                                  fourth, in payment of all other amounts payable to the Purchasers and their assigns in respect of indemnities, fees, costs and expenses hereunder and not covered in clauses (1) through (3) above; and

(5)                                  fifth, if Amphenol Corporation or any Affiliate of Amphenol Corporation is the Servicer (and if such amount has not already been paid by operation of the first sentence of this paragraph (d)), to its account as Servicer, in payment of the accrued and unpaid Servicing Fee.

The Administrative Agent shall distribute such amounts held by it to the Purchasers entitled thereto on the next succeeding Settlement Date; provided that if such funds are insufficient on any such Settlement Date to pay all of the above amounts in full, the Administrative Agent shall pay such amounts to the Purchasers in the order of priority set forth above, and with respect to any such category above for which the Servicer shall have insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to such Persons) among all such Persons entitled to payment thereof.

(e)                                  Following the date on which the Investment of each Purchaser has been reduced to zero and all accrued Aggregate Yield, Fees, Servicing Fees and all other amounts payable to the Purchasers, the Administrative Agent, each Indemnified Party and Affected Person and their assigns hereunder have been paid in full, (i) the Purchased Interest shall be reduced to zero, (ii) the Purchasers shall be deemed to have reconveyed to the Seller all of the Purchasers’ right, title and interest in, to and under the Receivables, Related Security, Collections and proceeds with respect thereto, and (iii) the Purchasers shall execute and deliver to the Seller, at the Seller’s expense, such documents or instruments as are necessary to terminate the Purchasers’ respective interests in the Receivables, Related Security, Collections and proceeds with respect thereto. Any such documents shall be prepared by or on behalf of the Seller. Thereafter, any remaining Collections shall be solely for the account of the Seller.

7

Section 1.6.                                   Deemed Collections; Reduction in Investment.

(a)                                  For the purposes of this Agreement:

(1)                                  if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of a Dilution, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment; and

(2)                                  if on any day any of the representations or warranties in Section 1(m) or Section 3 of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full (Collections deemed to have been received pursuant to clauses (1) and (2) of this paragraph (a) are hereinafter sometimes referred to as “Deemed Collections”).

(b)                                 If at any time the Seller shall wish to cause the reduction of Aggregate Investment (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Investment), the Seller may do so as follows:

(1)                                  the Seller shall give the Administrative Agent and the Servicer at least two (2) Business Days’ prior written notice thereof (such notice shall include the amount of such proposed reduction and the proposed date on which such reduction will commence); and;

(2)                                  on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested pursuant to Section 1.4(b) until the amount thereof not so reinvested shall equal the desired amount of reduction;

provided, that:

(A)                              the amount of any such reduction shall be not less than $5,000,000 and shall be an integral multiple of $1,000,000, and the entire Aggregate Investment after giving effect to such reduction shall be not less than $5,000,000 and shall be in an integral multiple of $1,000,000 (unless the Aggregate Investment  shall have been reduced to zero); and

(B)                                the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Fixed Period.

Section 1.7.                                   Fees. The Seller shall pay to the Administrative Agent for the benefit of the related Purchasers certain fees in the amounts and on the dates set forth in one or more letters, dated the date hereof, each such letter (as amended, supplemented, or otherwise modified from time to time, a “Fee Letter”) in each case among the Seller, the Servicer, and the Administrative Agent.

8

Section 1.8.                                   Payments and Computations, Etc.

(a)                                  All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 11:00 a.m. (New York City time) on the day when due in same day funds to the account or accounts listed on Annex G (as such Annex G may be modified from time to time by the Administrative Agent by notice to the Servicer and Seller). All amounts received after 11:00 a.m. (New York City time) will be deemed to have been received on the next Business Day.

(b)                                 The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

(c)                                  All computations of interest under paragraph (b) and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Yield or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.9.                                   Increased Capital.

(a)                                  If any Affected Person reasonably determines that the existence of or compliance with: (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables related to this Agreement or any related liquidity facility, credit enhancement facility or other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrative Agent), the Seller shall promptly pay to the Administrative Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments, but (with respect to any single event or circumstance giving rise to a claim) not for any period more than ninety (90) days prior to the date of the applicable claim. Each Affected Person will deliver a certificate of a responsible officer of such Affected person setting forth (i) the legal, regulatory or other action that is the basis for the claim, (ii) the amount or amounts  necessary to compensate such Affected Person for such increased capital and (iii) reasonable detail of the calculations of the amount necessary to compensate such Lender for such increased capital, provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate. All

9

determinations, estimates, assumptions, allocations, and the like required for the determination of such amount or amounts shall be made by each Affected person in good faith, but a certificate as to such amounts submitted to the Seller and the Administrative Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 In determining the additional amounts necessary to compensate an Affected Person pursuant to paragraph (a) above, such Affected Person may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(c)                                  Notwithstanding the foregoing, the Seller shall not be obligated to make any payment in respect of any requirement for increased capital in an amount exceeding the ratio of the Purchase Limit or the Commitment (as applicable) of the Affected Person under this Agreement to the aggregate capital commitments of the Affected Person with respect to all similarly situated and affected facilities in which such Affected Person holds an interest.

(d)                                 Each Affected Person agrees to use reasonable efforts (consistent with its internal policies and with applicable legal and regulatory restrictions) to change the jurisdiction of its Lending Office if making such change would avoid the need for, or reduce the amount of, any amount payable under this Section 1.9 that may thereafter accrue and would not, in the reasonable judgment of such Affected Person, be otherwise disadvantageous to such Affected Person.

Section 1.10.                             Requirements of Law.

(a)                                  If, due to either: (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement, there shall be (x) any increase in the cost, (y) any reduction in any amount receivable hereunder or (z) any tax of any kind whatsoever (but excluding taxes imposed on the overall pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof) with respect to this Agreement, any increase in the Purchased Interest or any portion thereof or in the amount of such Person’s Investment relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Yield or any other amounts payable hereunder to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest or any portion thereof in respect of which Yield is computed by reference to the Euro-Rate (any such increased cost, reduction in payment or tax, an “Increased Cost”), then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such Increased Cost, but (with respect to any single event or circumstance giving rise to a claim) not for any period more than ninety (90) days prior to

10

the date of the applicable claim. Each Affected Person will deliver a certificate of a responsible officer of such Affected person setting forth (i) the legal, regulatory or other action that is the basis for the claim, (ii) the amount or amounts  necessary to compensate such Affected Person for such Increased Cost and (iii) reasonable detail of the calculations of the amount necessary to compensate such Lender for such Increased Cost, provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate. All determinations, estimates, assumptions, allocations, and the like required for the determination of such amount or amounts shall be made by each Affected Person in good faith, but a certificate as to such amounts submitted to the Seller and the Administrative Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 Notwithstanding the foregoing, the Seller shall not be obligated to make any payment in respect of any requirement for Increased Cost in an amount exceeding the ratio of the Purchase Limit or the Commitment (as applicable) of the Affected Person under this Agreement to the aggregate capital commitments of the Affected Person with respect to all similarly situated and affected facilities in which such Affected Person holds an interest.

(c)                                  Each Affected Person agrees to use reasonable efforts (consistent with its internal policies and with applicable legal and regulatory restrictions) to change the jurisdiction of its Lending Office if making such change would avoid the need for, or reduce the amount of, any amount payable under this Section 1.10 that may thereafter accrue and would not, in the reasonable judgment of such Affected Person, be otherwise disadvantageous to such Affected Person.

Section 1.11.                             Inability to Determine Euro-Rate. (a)  If the Administrative Agent determines before the first day of any Fixed Period with respect to any Portion of Investment (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such Fixed Period) are not being offered to banks in the interbank eurodollar market for such Fixed Period, or adequate means do not exist for ascertaining the Euro-Rate for such Fixed Period, then until the Administrative Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist (a) no Portion of Investment shall be funded at a discount rate (for the related Yield) determined by reference to the Euro-Rate and (b) the Yield for any outstanding Portions of Investment then funded at discount rate (for the related Yield) determined by reference to the Euro-Rate shall, on the last day of the then current Fixed Period, be converted to discount rate (for the related Yield) determined by reference to the Base Rate.

(b)                                 If, on or before the first day of any Fixed Period, the Administrative Agent shall have been notified by any Purchaser or Liquidity Provider that, such Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

11

shall make it unlawful or impossible for such Person to fund or maintain any Portion of Investment at a discount rate (for the related Yield)  based upon the Euro-Rate, then until the Administrative Agent notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Investment shall be funded at a discount rate (for the related Yield) determined by reference to the Euro-Rate and (b) the Yield for any outstanding Portions of Investment then funded at a discount rate (for the related Yield) determined by reference to the Euro-Rate shall be converted to a discount rate (for the related Yield) determined by reference to the Base Rate either (i) on the last day of the then current Fixed Period if such Person may lawfully continue to maintain such Portion of Investment at a discount rate (for the related Yield) determined by reference to the Euro-Rate to such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Investment at a discount rate (for the related Yield) determined by reference to the Euro-Rate to such day.

Section 1.12.                             Extension of Termination Date. The Seller may request the extension of any Related Committed Purchaser’s Commitment Expiry Date for an additional three hundred and sixty four (364) days from time to time by providing the Administrative Agent with a written request for such extension no fewer than sixty (60) days prior to such Related Committed Purchaser’s Commitment Expiry Date then in effect. The Administrative Agent shall provide written notice to the Seller on or prior to the thirtieth (30th) day (the “Consent Date”) before the applicable Related Committed Purchaser’s Commitment Expiry Date then in effect of its desire to extend (any such Committed Purchaser an “Extending Committed Purchaser”) or not to so extend such date; provided, however, that notwithstanding anything to the contrary herein, failure to provide such notice shall be deemed to be a refusal by such Related Committed Purchaser to so extend its Commitment Expiry Date. If Related Committed Purchasers holding less than 100% of the aggregate Commitment of all Commitments consent to such extension, then the Purchase Limit shall be reduced to an amount equal to the aggregate of the Commitments of all Related Committed Purchasers other than the Related Committed Purchasers that do not consent to such extension.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1.                                   Representations and Warranties; Covenants. Each of the Seller, Amphenol Corporation and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

Section 2.2.                                   Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrative Agent may (with the consent of the Majority Purchasers) or shall (at the direction of the Majority Purchasers), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that the Facility Termination Date shall occur automatically upon

12

the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraphs (f), (g) or (h) of Exhibit V. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrative Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III.

INDEMNIFICATION

Section 3.1.                                   Indemnities by the Seller. Without limiting any other rights that any Purchaser, Liquidity Provider, the Administrative Agent or any Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however:  (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its employees, officers, directors, agents or counsel, (b) recourse with respect to any Receivable to the extent that such Receivable is uncollectible on account of the insolvency, bankruptcy or lack of credit worthiness of the related Obligor, or (c) any overall net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof or in which its Lending Office is located. Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)                                     the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to such Indemnified Party by the Seller or Servicer  with respect to Receivables or this Agreement to be true and correct,

(ii)                                  the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,

(iii)                               the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,

13

(iv)                              the failure to vest in the Administrative Agent (for the benefit of the Purchasers) a valid and enforceable: (A) perfected undivided percentage ownership interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or  (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

(v)                                 the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time,

(vi)                              any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor thereon) of the Obligor thereon to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable,

(vii)                           any failure of the Seller, any Affiliate of the Seller or the Servicer to perform its duties or obligations in accordance with the provisions hereof or under the Contracts,

(viii)                        any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

(ix)                                the commingling of Collections at any time with other funds,

(x)                                   any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of interests in the Receivables or in respect of any Receivable, Related Security or Contract, or

(xi)                                any reduction in the Aggregate Investment as a result of the distribution of Collections pursuant to Section 1.5, if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

Section 3.2.                                   Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made in all

14

respects when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, (e) the commingling of Collections at any time with other funds or (f) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party.

ARTICLE IV.

ADMINISTRATION AND COLLECTIONS

Section 4.1.                                   Appointment of the Servicer.

(a)                                  The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrative Agent gives notice to Amphenol Corporation (in accordance with this Section 4.1) of the designation of a new Servicer, Amphenol Corporation is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrative Agent may (with the consent of the Majority Purchasers) or shall (at the direction of the Majority Purchasers) designate as Servicer any Person (including itself) to succeed Amphenol Corporation or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof. Prior to designating such Person, the Administrative Agent agrees to use reasonable efforts to obtain at least two competitive bids from Persons acceptable to the Administrative Agent and the rating agencies then rating the Conduit Purchaser’s Notes, and agrees to designate as the new Servicer such Person submitting the lowest of such bids; provided, however, that such Person’s bid meets all requirements of the Administrative Agent specified in its request for such bids; and provided further that the failure of the Administrative Agent to obtain such bids shall not adversely affect the right of the Administrative Agent to designate a new Servicer pursuant to this Section 4.1(a).

(b)                                 Upon the designation of a successor Servicer as set forth in paragraph (a), Amphenol Corporation agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and Amphenol Corporation shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records (including all Contracts) and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c)                                  Amphenol Corporation acknowledges that, in making their decision to execute and deliver this Agreement, the Administrative Agent and the Purchasers have relied on Amphenol Corporation’s agreement to act as Servicer hereunder. Accordingly, Amphenol Corporation agrees that it will not voluntarily resign as Servicer.

15

(d)                                 The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller and the Administrative Agent shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator or an Affiliate thereof, the Administrative Agent and the Majority Purchasers shall have consented in writing in advance to such delegation.

(e)                                  The Seller shall provide to the Servicer on a timely basis all information needed for such servicing, administration and collection, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

Section 4.2.                                   Duties of the Servicer.

(a)                                  The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies; provided, however, that the Servicer may not extend the maturity or adjust the Outstanding Balance of any Pool Receivable, except for any Dilution as to which a deemed collection is received in accordance with Section 1.6 and as provided in the last sentence of this Section 4.2(a); it being understood that a write-off on the Seller’s books with respect to any Pool Receivable in accordance with the Credit and Collection Policy and without any reduction in the applicable Obligor’s legal obligation to make payments with respect thereto shall not itself constitute an adjustment in the Outstanding Balance of the applicable Pool Receivable. The Servicer shall set aside, for the account of each Purchaser, the amount of the Collections to which each such Purchaser is entitled in accordance with Article I. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrative Agent (individually and for the benefit of each Purchaser), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Administrative Agent may direct the Servicer (whether the Servicer is Amphenol Corporation or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b)                                 The Servicer shall, as soon as practicable following actual receipt of any such collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less (if Amphenol Corporation or an Affiliate thereof is not the Servicer), all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other

16

than Amphenol Corporation or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)                                  The Servicer’s obligations hereunder shall terminate on the later of: (i) the Facility Termination Date and (ii) the date on which all amounts required to be paid to each Purchaser, the Administrative Agent and any other Indemnified Party or Affected Person hereunder shall have been paid in full.

After such termination, if Amphenol Corporation or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3.                                   Establishment and Use of Certain Accounts.

(a)                                  Prior to the initial purchase hereunder, the Seller shall execute and deliver to the relevant Lock-Box Banks and the Administrative Agent, the Lock-Box Agreements with respect to the Lock-Box Accounts listed on Schedule II. The Lock-Box Accounts shall be the only accounts used to receive Collections with respect to the Pool Receivables from the related Obligors. The Servicer shall on each day on which Collections of Pool Receivables are received in the Lock-Box Accounts cause such Collections to be transferred from the Lock-Box Accounts into the Concentration Account.

(b)                                 Prior to the initial purchase hereunder, the Seller shall have entered into a Concentration Account Agreement with the Concentration Account Bank and deliver an original counterpart thereof to the Administrative Agent. Any amount in the Concentration Account may be invested by the Seller (or Servicer on the Seller’s behalf) in Permitted Investments; provided, however, that such investments shall mature not later than the next succeeding Settlement Date and any such Permitted Investments shall be credited to a securities account (as defined in the applicable UCC) over which the Administrative Agent for the benefit of the Purchasers shall have a first priority perfected security interest; provided, further, that no amounts in the Concentration Account may be invested in Permitted Investments unless and until (x) the Concentration Account shall be eligible to hold Permitted Investments and (y) the Concentration Account Agreement shall be revised to act as a securities account control agreement in a manner acceptable to the Administrative Agent in its sole discretion. All income or other gain from investment of monies deposited in the Concentration Account shall be deposited in the Concentration Account immediately upon receipt thereof, and any loss resulting from Permitted Investments shall be charged to the Concentration Account.

(c)                                  [Reserved].

(d)                                 Upon the occurrence and during the continuation of any Termination Event or an Unmatured Termination Event related to the Termination Events described in

17

clauses (e), (i), (j), (k) or (l) of Exhibit V, the Administrative Agent may at any time thereafter give notice to each Lock-Box Bank and the Concentration Account Bank that the Administrative Agent is exercising its rights under the Lock-Box Agreements and the Concentration Account Agreement, as applicable, to do any or all of the following: (i) to have the exclusive ownership and control of such Accounts transferred to the Administrative Agent and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the respective Accounts redirected pursuant to the Administrative Agent’s instructions, and (iii) to take any or all other actions permitted under the applicable Lock-Box Agreement and the Concentration Account Agreement, as applicable. The Seller and the Servicer each hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller and the Servicer each hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to an account designated by the Administrative Agent in writing.

Section 4.4.                                   Enforcement Rights.

(a)                                  At any time following the occurrence of a Termination Event:

(i)                                     the Administrative Agent may (with the consent or at the direction of the Majority Purchasers) direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee,

(ii)                                  the Administrative Agent may (with the consent or at the direction of the Majority Purchasers) instruct the Seller or the Servicer to give notice of the Purchaser’s interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of such Purchasers), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors, and

(iii)                               the Administrative Agent may (with the consent or at the direction of the Majority Purchasers) request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Purchasers) at a place selected by the Administrative Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such

18

cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.

(b)                                 The Seller hereby authorizes the Administrative Agent (on behalf of each Purchaser), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrative Agent, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.5.                                   Responsibilities of the Seller.

(a)                                  Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrative Agent or any of the Purchasers shall not have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Servicer, Amphenol Corporation or the Originators thereunder.

(b)                                 Amphenol Corporation hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Amphenol Corporation shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Amphenol Corporation conducted such data-processing functions while it acted as the Servicer.

Section 4.6.                                   Servicing Fee. (a)  Subject to paragraph (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to 0.75% per annum of the daily average aggregate Outstanding Balance of the Pool Receivables. The Aggregate of each Purchaser’s Ratable Share of such fee shall be paid through the distributions contemplated by Section 1.4 and 1.5, and the Seller’s Share of such fee shall be paid by the Seller.

(b)                                 If the Servicer ceases to be Amphenol Corporation or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to paragraph (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate

19

reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

Section 4.7.                                   Reporting. On or prior to the fifteenth Business Day of each month (the “Report Date”), the Servicer shall prepare and forward to the Agent an Information Package relating to each Purchased Interest owned by the Purchasers and the Pool Receivables, as of the close of business of the Servicer on the preceding Month End Date and (ii) a certificate of Seller signed on its behalf by its chief financial officer, dated as of such Month End Date, to the effect that no Termination Event or Unmatured Termination Event has occurred and is continuing.

ARTICLE V.

THE AGENTS

Section 5.1.                                   Appointment and Authorization. (a)  Each Purchaser hereby irrevocably designates and appoints Calyon New York Branch as the “Administrative Agent” hereunder and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Administrative Agent shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrative Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b)                                 Except as otherwise specifically provided in this Agreement, the provisions of this  Article  V are solely for the benefit of the Administrative Agent and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which the Administrative Agent or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement.

(c)                                  In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns.

Section 5.2.                                   Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

20

Section 5.3.                                   Exculpatory Provisions. None of the Administrative Agent or any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchasers or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrative Agent shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Exhibit II. The Administrative Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Servicer, Originator or any of their Affiliates.

Section 5.4.                                   Reliance by Agents. (a)  The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchasers, and assurance of its indemnification, as it deems appropriate.

(b)                                 The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, and the Administrative Agent.

Section 5.5.                                   Notice of Termination Events. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless such Administrative Agent has received notice from any Purchaser, the Servicer or the Seller stating that a Termination Event or Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. The Administrative Agent shall take such action concerning a Termination Event or Unmatured Termination Event as may be directed by the Majority Purchasers (unless such action otherwise requires the consent of all Purchasers), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers.

Section 5.6.                                   Non-Reliance on Administrative Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller, Amphenol Corporation, Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and

21

information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Amphenol Corporation, Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller, Amphenol Corporation, Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7.                                   Administrative Agents and Affiliates. Each of the Purchasers and the Administrative Agent and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, Amphenol Corporation, Servicer or any Originator or any of their Affiliates and Calyon New York Branch may exercise or refrain from exercising its rights and powers as if it were not the Administrative Agent. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, the Administrative Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacities.

Section 5.8.                                   Indemnification. The Administrative Agent and each Purchaser hereby covenants and agrees that it shall not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing Note issued by such Conduit Purchaser is paid in full.

Section 5.9.                                   Successor Administrative Agent. The Administrative Agent may, upon at least five (5) days notice to the Seller and each Purchaser resign as Administrative Agent. Such resignation shall not become effective until a successor agent is appointed by the Majority Purchasers and has accepted such appointment. Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrative Agent’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE VI.

MISCELLANEOUS

Section 6.1.                                   Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the

22

Servicer therefrom, shall be effective unless in a writing signed by the Administrative Agent and each of the Majority Purchasers, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that to the extent required by any Conduit Purchaser’s commercial paper program, no such material amendment (including, for the avoidance of doubt, any addition to the list of Special Obligors on Annex F) shall be effective until the applicable Rating Agencies for such Conduit Purchaser have notified the Administrative Agent, in writing, that such action will not result in a reduction or withdrawal of the rating of any of such Conduit Purchaser’s Notes; provided, further that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield, (C) reduce any fees payable to the Administrative Agent or any Purchaser pursuant to the applicable Fee Letter, (D) change the amount of the aggregate investment of any Purchaser, any Purchaser’s pro rata share of the Purchased Interest or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchaser” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Days Sales Outstanding,” “Dilution,” “Dilution Horizon,” “Dilution Ratio,” “Dilution Reserve,” “Dilution Reserve Percentage,” “Dilution Spike,” “Dilution Volatility,” “Eligible Receivable,” “Expected Dilution Ratio,” “Loss Horizon Ratio,” “Loss Reserve,” “Minimum Loss Reserve Percentage,” “Loss Ratio,” “Servicing Fee Reserve,” or “Termination Event”, or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. No failure on the part of the Purchasers or the Administrative Agent to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2.                                   Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be sent or delivered to each party hereto at its address set forth under its name on the signature pages hereof (or in any Assumption Agreement or Transfer Supplement pursuant to which it became a party hereto) or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

Section 6.3.                                   Successors and Assigns; Participations; Assignments; Opinions of Counsel.

(a)                                  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior written consent of the Administrative Agent. Each Conduit Purchaser may assign, participate, grant security interests in or otherwise transfer all or any portion of the Purchased Interest held by it to any Liquidity Provider or other financial institution providing liquidity support to such Conduit

23

Purchaser in connection with its commercial paper program or any other Program Support Provider with respect to such Conduit Purchaser without prior notice to or consent from the Seller, the Servicer, any Originator, any other party or any other condition or restriction of any kind.

(b)                                 Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.

(c)                                  Assignments by Certain Related Committed Purchasers. Any Related Committed Purchaser may assign to one or more Persons (each a “Purchasing Related Committed Purchaser”), reasonably acceptable to the Administrative Agent and the Seller, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser and the Administrative Agent. Any such assignment by Related Committed Purchaser cannot be for an amount less than $10,000,000 and there shall not be more than five Related Committed Purchasers in the aggregate. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller and the Administrative Agent and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase price, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment.

(d)                                 Replaceable Related Committed Purchaser. If any Related Committed Purchaser (a “Replaceable Related Committed Purchaser”) shall cease to have a short-term debt rating at least equal to the ratings then assigned by the applicable Rating Agencies to the Notes of the related Conduit Purchaser (if such a rating is required by the related Conduit Purchaser’s securitization program), the Administrative Agent may designate a replacement financial institution (a “Replacement Related Committed Purchaser”), to which such Replaceable Related Committed Purchaser shall, subject to its receipt of an amount equal to the aggregate outstanding principal balance of its Investment and accrued and unpaid Aggregate Yield thereon (and, if applicable, its receipt (unless a later date for the remittance thereof shall be agreed upon by the

24

Seller and such Replaceable Related Committed Purchaser) of all amounts claimed under Section 1.9 and/or 1.10), promptly assign all of its rights, obligations and Commitment hereunder, together with all of its right, title and interest in, to and under the Purchased Interest allocable to it, to the Replacement Related Committed Purchaser in accordance with Section 6.3(c), above. Once such assignment becomes effective, the Replacement Related Committed Purchaser shall be deemed to be a “Related Committed Purchaser” for all purposes hereof and such Replaceable Related Committed Purchaser shall cease to be “Related Committed Purchaser” for all purposes hereof and shall have no further rights or obligations hereunder.

(e)                                  Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder and (ii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning  Conduit Purchaser. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Aggregate Yield therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the Administrative Agent and the assignee shall have agreed upon a different Aggregate Yield).

(f)                                    Opinions of Counsel. If required by the Administrative Agent or to maintain the ratings of any Conduit Purchaser, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrative Agent may reasonably request.

Section 6.4.                                   Costs, Expenses and Taxes.

(a)                                  In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic internal audits by the Administrative Agent of Pool Receivables) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof) (subject to any restrictions set forth in the Fee Letter for all such costs and expenses for the preparation, execution and delivery of this Agreement and the other Transaction Documents), including: (i) Attorney Costs for the Administrative Agent, and its respective Affiliates and agents with respect thereto and with respect to advising the Administrative Agent and its respective Affiliates and

25

agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable costs and expenses (including Attorney Costs), if any, of the Administrative Agent and its respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents.

(b)                                 The Seller also hereby agrees to pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 6.5.                                   No Proceedings; Limitation on Payments. (a)  Each of the Seller, Amphenol Corporation, the Servicer, the Administrative Agent, the Purchasers, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The provision of this Section 6.5(a) shall survive any termination of this Agreement.

(b)                                 The Conduit Purchaser shall not be obligated to pay any amount pursuant to this Agreement unless the Conduit Purchaser has excess cash flow from operations or has received funds with respect to such obligation which may be used to make such payment and which funds or excess cash flow are not required to repay when due its Notes or any of its other obligations with respect to its commercial paper program. Any and all claims against the Conduit Purchaser under this Agreement shall be subordinate to the claims of the holders of the Notes or the Conduit Purchaser’s other obligations with respect to its commercial paper program. Any amount which the Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim, as defined in Section 101(5) of the United States Bankruptcy Code, against the Conduit Purchaser for any such insufficiency unless and until the Conduit Purchaser does have excess cash flow or excess funds.

Section 6.6.                                   GOVERNING LAW AND JURISDICTION.

(a)                                  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT, UNDER THE LAW OF THE STATE OF NEW YORK, THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY

26

EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.7.                                   Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.8.                                   Survival of Termination. The provisions of Sections 1.9, 1.10, 3.1, 3.2, 6.4, 6.5, 6.6, 6.9 and 6.14 shall survive any termination of this Agreement.

Section 6.9.                                   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.10.                             Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

27

Section 6.11.                             Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 6.12.                             Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.13.                             Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.14.                             Purchasers’ Liabilities. The obligations of each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrative Agent or any Purchaser or their respective Affiliates, directors, members, managers, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

28

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMPHENOL FUNDING CORP.,
as Seller

By:
Name:
Title:

Address:
358 Hall Avenue
Wallingford, Connecticut 06492
Attention: Treasurer
Facsimile: (203) 265-8623

AMPHENOL CORPORATION,
individually and as initial Servicer

By:
Name:
Title:

Address:
358 Hall Avenue
Wallingford, Connecticut 06492
Attention: Treasurer
Facsimile: (203) 265-8623

ATLANTIC ASSET SECURITIZATION LLC
as Conduit Purchaser

By:	CALYON NEW YORK BRANCH,
as Attorney-in-fact

By:
Name:
Title:

By:
Name:
Title:

Address:
c/o Calyon New York Branch, as
Administrative Agent
1301 Avenue of the Americas
Attention: Matthew Croghan
Telephone: (212) 459-2619
Facsimile: (212) 459-3258

CALYON NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Address:
1301 Avenue of the Americas
New York, NY 10019
Attention: Matthew Croghan
Telephone: (212) 459-2619
Facsimile: (212) 459-3258

THE RELATED COMMITTED PURCHASERS:

CALYON NEW YORK BRANCH,
as a Related Committed Purchaser for ATLANTIC
ASSET SECURITIZATION LLC

By:
Name:
Title:

By:
Name:
Title:

Percentage:	100%

Address:
1301 Avenue of the Americas
New York, NY 10019
Attention: Matthew Croghan
Telephone: (212) 459-2619
Facsimile: (212) 459-3258

EXHIBIT I
DEFINITIONS

As used in the Receivables Purchase Agreement and the Purchase and Sale Agreement (including their respective Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Receivables Purchase Agreement.

“61-90 Days Past Due Ratio” means for any calendar month the percentage equivalent to a fraction computed as of the last day of such calendar month (a) the numerator of which is equal to the sum of the aggregate Outstanding Balance of Pool Receivables that were 61 to 90 days past due as of the last day of such calendar month and (b) the denominator of which is the aggregate gross sales of the Originators during the third month preceding such calendar month.

“91-120 Days Past Due Ratio” means for any calendar month the percentage equivalent to a fraction computed as of the last day of such calendar month (a) the numerator of which is equal to the sum of the aggregate Outstanding Balance of Pool Receivables that were 91 to 120 days past due as of the last day of such calendar month and (b) the denominator of which is the aggregate gross sales of the Originators during the fourth month preceding such calendar month.

“Accounts” means the Lock-Box Account(s) and/or the Concentration Account, as applicable.

“Administrative Agent” means Calyon, as Administrative Agent for the Purchasers.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Administrative Agent (for the benefit of the Purchasers) shall not constitute an Adverse Claim.

“AFC Note” has the meaning set forth in Section 3.1 of the Purchase and Sale Agreement.

“Affected Person” means any Purchaser, Liquidity Provider, the Administrative Agent or any other Program Support Provider or any of their Affiliates.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder of its capital stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Aged Receivables Ratio” means for any month the percentage equivalent to a fraction computed as of the last day of such calendar month (a) the numerator of which is equal to the sum of (i) the aggregate Outstanding Balance of Pool Receivables that were 91 to 120 days past due as of the last day of such calendar month and (ii) (without duplication) the aggregate Outstanding Balance of Pool Receivables that were less than 121 days past due which, consistent with the Credit and Collection Policy, were written off as uncollectible during such calendar month, and (b) the denominator of which is the aggregate gross sales of the Originators during the fourth month preceding such calendar month.

“Aggregate Investment” means the aggregate amount paid to the Seller in respect of the Purchased Interest by all Purchasers pursuant to the Agreement, as reduced from time to time by Collections distributed and applied on account of such Aggregate Investment pursuant to Section 1.5 of the Receivables Purchase Agreement; provided, that if such Aggregate Investment shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Aggregate Investment shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Aggregate Yield” at any time, means the sum, for each Purchaser of the aggregate accrued and unpaid Yield with respect to such Purchaser’s Investment at such time.

“Agreement” means the Receivables Purchase Agreement, as used in the Receivables Purchase Agreement, and the Purchase and Sale Agreement, as used in the Purchase and Sale Agreement.

“Alternate Rate” for any Fixed Period for any Purchased Interest (funded other than through the issuance of Notes), means an interest rate per annum equal to: (a) the Euro Rate for such Fixed Period plus the Applicable Spread, or (b) in the sole discretion of the Administrative Agent the Base Rate for such Fixed Period; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to 2.00% per annum above the Base Rate in effect on such day.

“Amphenol Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares of capital stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding shares of capital stock of Amphenol Corporation, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Amphenol Corporation by Persons who were neither (i) nominated by the board of directors of Amphenol Corporation nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of Amphenol Corporation by any Person or group.

“Amphenol Corporation Undertaking Agreement” means an agreement substantially in the form of Annex E of the Receivables Purchase Agreement.

“Amphenol Person” means each of Amphenol Corporation, each Originator and each other Subsidiary or Affiliate of Amphenol Corporation.

“Applicable Spread” means, (i) 0.575% if the long-term senior unsecured rating of Amphenol Corporation is at least BBB from S&P and Baa2 from Moody’s or if the Consolidated Ratio is less than 0.5:1.0, (ii) 0.700% if the long-term senior unsecured rating of Amphenol Corporation is BBB- from S&P and Baa3 from Moody’s or if the Consolidated Ratio is greater than or equal to 0.5:1.0 but less than 1.0:1.0, (iii) 0.825% if the long-term senior unsecured rating of Amphenol Corporation is BB+ from S&P and Ba1 from Moody’s or if the Consolidated Ratio is greater than or equal to 1.0:1.0 but less than 2.0:1.0, (iv) 1.075% if the long-term senior unsecured rating of Amphenol Corporation is BB from S&P and Ba2 from Moody’s or if the Consolidated Ratio is greater than or equal to 2.0:1.0 but less than 2.5:1.0 and (v) 1.325%, if the long-term senior unsecured rating of Amphenol Corporation is less than BB from S&P or less than Ba2 from Moody’s and the Consolidated Ratio is greater than or equal to 2.5:1.0.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to the Receivables Purchase Agreement.

“Atlantic” means Atlantic Asset Securitization LLC, a Delaware limited liability company.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” for any Fixed Period for any Purchased Interest means a fluctuating interest rate per annum equal to the higher of:

(a)                                  the interest rate established by the Administrative Agent from time to time as its “base rate,” “prime rate” or other similar rate; and

(b)                                 2.00% per annum above the Federal Funds Rate for such date.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, Amphenol Corporation or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or Wallingford, Connecticut, and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

“Calyon” means Calyon New York Branch, a French banking corporation, duly licensed under the laws of the State of New York.

“Change in Control” means that Amphenol Corporation ceases to own, directly or indirectly, (a) 100% of the capital stock of the Seller or (b) a majority of the capital stock of any Originator.

“Closing Date” means July 31, 2006.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Amphenol Corporation, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections and (c) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to each Related Committed Purchaser, the maximum amount which such Purchaser is obligated to pay under the Receivables Purchase Agreement on account of all Purchases, as set forth below its signature to the Receivables Purchase Agreement or in the Assumption Agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) of the Receivables Purchase Agreement or in connection with a change in the Purchase Limit pursuant to Section 1.1(b) of the Receivables Purchase Agreement.

“Commitment Expiry Date” means for any Related Committed Purchaser, initially July 30, 2007, as such date may be extended from time to time in the sole discretion of such Related Committed Purchaser pursuant to Section 1.12 of the Receivables Purchase Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Concentration Account” means that certain bank account in the name of the Seller numbered 00450634 and maintained at Deutsche Bank Trust Company Americas, which is (i) pledged on a first priority basis to the Administrative Agent pursuant to Section 1.2(d) of the Receivables Purchase Agreement, and (ii) governed by the Concentration Account Agreement.

“Concentration Account Agreement” means the blocked account agreement among the Seller, the Administrative Agent and the Concentration Account Bank, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement.

“Concentration Account Bank” means the bank maintaining the Concentration Account.

“Conduit Purchaser” means Atlantic, any successor or permitted assignee of Atlantic and any Person that becomes a Purchaser under the Receivables Purchase Agreement, that funds its Purchases with Notes and that is not a Related Committed Purchaser.

“Consolidated Ratio” means the “Consolidated Leverage Ratio” as defined in the Credit Agreement dated as of July 15, 2005 among Amphenol Corporation and certain of its subsidiaries, Bank of America, N.A. as Administrative Agent and the lenders party thereto, as amended, restated or modified from time to time.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“CP Rate” for any Fixed Period for the Purchased Interest means, to the extent the Conduit Purchaser funds such Purchased Interest for such Fixed Period by issuing Notes, the sum of (i) the rate per annum (or if more than one rate, the weighted average of the rates) at which Notes of the Conduit Purchaser having a term equal to such Fixed Period and to be issued to fund such Purchased Interest may be sold by any placement agent or commercial paper dealer selected by the Administrative Agent on behalf of the Conduit Purchaser, as agreed between each such agent or dealer and the Administrative Agent and notice of which has been given by the Administrative Agent to the Servicer; provided if the rate (or rates) as agreed between any such agent or dealer and the Agent for any Fixed Period for any portion of the Purchased Interest is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum, plus (ii) commissions of placement agents and dealers in respect of such commercial paper and other costs associated with the issuance of such commercial paper, including, without limitation, issuing and paying agent fees, in each case expressed as an interest-bearing rate per annum, plus (iii) at any time when a Termination Event shall have occurred and be continuing, 2.00% per annum.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of each Originator and of Amphenol Corporation in effect on the date of the Purchase and Sale Agreement and described in Schedule I to the Receivables Purchase Agreement, as modified in compliance with the Receivables Purchase Agreement and the Purchase and Sale Agreement.

“Days Sales Outstanding” means at any time the product of (a) the number of days in the calendar month most recently ended, and (b) the quotient obtained by dividing (i) the aggregate Outstanding Balance of Pool Receivables on the last day of such calendar month by (ii) the aggregate dollar amount of Pool Receivables created during such calendar month.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) of this definition.

“Declining Conduit Purchaser” has the meaning set forth in Section 1.4(b) of the Receivables Purchase Agreement.

“Declining Notice” has the meaning set forth in Section 1.4(b) of the Receivables Purchase Agreement.

“Deemed Collections” has the meaning set forth in Section 1.6(a) of the Receivables Purchase Agreement.

“Default Ratio” means, for any month, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Defaulted Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, is more than 120 days past due, or

(b) without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, (ii) that has been written off the Seller’s books as uncollectible or (iii) that should have been written off the Seller’s books as uncollectible pursuant to the Credit and Collection Policy.

“Delinquency Ratio” means, for any month, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable that is not a Defaulted Receivable and (a) as to which any payment, or part thereof, is 91-120 days past due or (b) without duplication, which has been (or consistent with the Credit and Collection Policy, would be) classified as a Delinquent Receivable by the applicable Originator.

“Dilution” means with respect to any Receivable, the aggregate amount of any reductions or adjustments in the Outstanding Balance of such Receivable as the result of any defective, rejected, returned, repossessed or foreclosed merchandise or services or any rebate, sales allowance, cash discount or other reduction or setoff; provided, however, that any reduction or adjustment solely as a result of the Distributor Incentive Program shall not constitute a Dilution.

“Dilution Horizon” means for any calendar month the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the aggregate Outstanding Balance of Receivables generated during such calendar month by (b) the Net Receivable Pool Balance as of the close of business on the last day of such calendar month.

“Dilution Ratio” means for any calendar month the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month, by dividing (a) the aggregate Dilutions for such calendar month by (b) the aggregate amount of newly generated Receivables during the previous calendar month.

“Dilution Reserve” means, at any time, for the Purchased Interest, an amount equal to the Aggregate Investment at such time multiplied by the Dilution Reserve Percentage.

“Dilution Reserve Percentage” means, at any time, an amount equal to the product of (a) the sum of (i) the product of (X) the Stress Factor and (Y) the Expected Dilution Ratio, plus (ii) the Dilution Volatility, times (b) the Dilution Horizon.

“Dilution Spike” means on any date the highest Reserve Dilution Ratio as of the last day of each of the immediately preceding twelve (12) calendar months.

“Dilution Volatility” means on any date the product of (a) the excess of the Dilution Spike for such date over the Expected Dilution Ratio as of such date and (b) the quotient obtained by dividing such Dilution Spike by such Expected Dilution Ratio.

“Distributor Incentive Program” means the distributor incentive programs of Amphenol Aerospace pursuant to which contractual discounts are provided to that Originator’s distributor obligors. Eligible discount programs are “ship and debit liabilities,” “2% discount accrued liability,” and “contractual returns.”

“Eligible Obligor” means, at any time, an Obligor:

(a)                                  that is located in the United States or that is an OECD Obligor or a Foreign Obligor from Highly Rated Country,

(b)                                 that is not subject to any Event of Bankruptcy,

(c)                                  that is not an Affiliate of Amphenol Corporation or any Affiliate of Amphenol Corporation,

(d)                                 whose Consent to the sale or assignment of any Receivable due therefrom is not required under the terms of the related Contract, and

(e)                                  not more than 50% of the Receivables due therefrom are more than 90 days past due.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a)                                  that is denominated and payable only in U.S. dollars in the United States,

(b)                                 the Obligor of which is an Eligible Obligor,

(c)                                  that is not a Defaulted Receivable or a Delinquent Receivable,

(d)                                 that does not cause the Weighted Average Term of the Receivables Pool to be greater than 45 days,

(e)                                  that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator’s business,

(f)                                    that was originated in accordance with the applicable Credit and Collection Policy,

(g)                                 that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Seller or the Originator thereof,

(h)                                 in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (without any consent of the related Obligor),

(i)                                     for which the Administrative Agent (for the benefit of each Purchaser) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

(j)                                     that constitutes an “account” as defined in the applicable UCC,

(k)                                  that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

(l)                                     that conforms in all material respects with all applicable laws, rulings and regulations in effect,

(m)                               that is not the subject of any asserted dispute, offset or hold back defense,

(n)                                 that has not been modified, waived or restructured since its creation, except in accordance with the Receivables Purchase Agreement and the Credit and Collection Policy,

(o)                                 for which none of the Originator thereof, the Seller and the Servicer has established any offset arrangements with the related Obligor,

(p)                                 which arises under a Contract that directs the related Obligor to remit payment in respect thereof to a permitted Lock-Box Account or other permitted collection account,

(q)                                 the terms of the related Contract do not require the Consent of the Obligor to the sale or assignment of such Receivable,

(r)                                    which is not evidenced by a note or other “instrument” within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Purchased Interest, and

(s)                                  that does not represent an amount related to sales taxes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Amphenol Corporation, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Amphenol Corporation, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).

“Euro-Rate” means with respect to any Fixed Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if British Bankers’ Association or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Fixed Period for an amount comparable to the aggregate investment associated with the Purchased Interest to be funded at a discount rate (for the related Yield) based upon the Euro-Rate during such Fixed Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor
1.00 - Euro-Rate Reserve Percentage

where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any aggregate investment associated with the Purchased Interest funded at a discount rate (for the related Yield)  based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Event of Bankruptcy” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the U.S. Bankruptcy Code.

“Exiting Purchaser” has the meaning set forth in Section 1.4(b) of the Receivables Purchase Agreement.

“Expected Dilution Ratio” means at any time the rolling average of the Dilution Ratios for the preceding twelve (12) months.

“Facility Termination Date” means the earliest to occur of: (a) the Scheduled Facility Termination Date, (b) the occurrence of the Facility Termination Date pursuant to Section 2.2 of the Receivables Purchase Agreement, (c) the date on which the Seller reduces the Purchase Limit to zero pursuant to Section 1.1(b) of the Receivables Purchase Agreement, and (d) the date on which the commitments of all of the Liquidity Providers have been terminated under the related Liquidity Agreements; it being understood that with respect to any Related Committed Purchaser, such Related Committed Purchaser’s Commitment shall expire on the Scheduled Commitment Expiry Date unless renewed in accordance with Section 1.12 of the Receivables Purchase Agreement.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fees” means the fees payable by the Seller to the Administrative Agent and the Purchasers pursuant to the applicable Fee Letter.

“Fitch” means Fitch, Inc.

“Fixed Period” means, with respect to any Purchased Interest, (a) initially the period commencing on (and including) the date of purchase of such Purchased Interest and ending such number of days thereafter as the Seller shall select and the Administrative Agent shall approve; and (b) thereafter each period commencing on the last day of the immediately preceding Fixed Period for such Purchased Interest and ending such number of days (but not more than ninety (90)) as the Seller shall select and the Administrative Agent shall approve on notice by the Seller received by the Administrative Agent (including notice by telephone, confirmed in writing) not later than the third Business Day prior to such last day, except that if the Administrative Agent shall not have received such notice or approved such period on or before the third Business Day prior to such last day, such period shall be one day; provided, that:

(i)                                     any Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Yield in respect of such Fixed Period is computed by reference to the Euro-Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day;

(ii)                                  in the case of any Fixed Period of one day, (A) if such Fixed Period is the initial Fixed Period for a purchase hereunder (other than a reinvestment), such Fixed Period shall be the day of such purchase; (B) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (C) if such Fixed Period occurs on a day immediately preceding a day which is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

(iii)                               in the case of any Fixed Period with respect to any Purchased Interest which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Fixed Period shall end on such Facility Termination Date and the duration of each Fixed Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by the Administrative Agent.

“Foreign Obligor from Highly Rated Countries” means an Obligor located in a country other than the Untied States whose sovereign rating is at least AA by S&P and Aa2 by Moody’s.

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Governmental Obligor” means an Obligor that is a U.S. government or a U.S. governmental subdivision, agency or body.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Receivables Purchase Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Receivables Purchase Agreement.

“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the Receivables Purchase Agreement.

“Information Package” means a report, in substantially the form of Annex A to the Receivables Purchase Agreement, furnished to the Administrative Agent pursuant to the Agreement.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“Investment” means with respect to each Purchaser the amount paid to the Seller by such Purchaser pursuant to the Agreement, reduced from time to time by Collections distributed to and received by (and on behalf of) such Purchaser and applied on account of such Investment pursuant to Section 1.5 of the Receivables Purchase Agreement; provided, that if such Investment shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Investment shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Lending Office” means the office or branch out of which a Purchaser books its Investment.

“Liquidity Agent” means Calyon in its capacity as agent for the Liquidity Banks under the Liquidity Agreement.

“Liquidity Agreement” means the Liquidity Asset Purchase Agreement entered into in connection with this Agreement pursuant to which the Liquidity Providers agree to make purchases or advances to, or purchase assets from, the Conduit Purchaser in order to provide liquidity for the Conduit Purchaser’s Purchases.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to the Conduit Purchaser pursuant to the terms of the Liquidity Agreement.

“Lock-Box Account” means an account maintained at a bank or other financial institution for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, among the Seller, the Servicer and a Lock-Box Bank.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Ratio” means for any calendar month, the ratio determined by dividing the aggregate amount of newly generated Pool Receivables for the most recent four calendar months by the Net Receivables Pool Balance as of the last day of such calendar month.

“Loss Ratio” means at any time the highest three month rolling average of the Aged Receivables Ratio during the immediately preceding twelve months.

“Loss Reserve” means, for any date, an amount equal to the product of the Net Receivables Pool Balance as of such date times the Loss Reserve Percentage as of such date.

“Loss Reserve Percentage” means, for any date, the greater of (a) the Minimum Loss Reserve Percentage and (b) the product of (i) the Stress Factor, (ii) the Loss Ratio and (iii) the Loss Horizon Ratio.

“Majority Purchasers” means, at any time except as set forth in the proviso to this definition, Purchasers whose Commitments aggregate more than 66.67% of the aggregate of the Commitments of all Purchasers; provided, however, that so long as any Purchaser’s Commitment is greater than 50% of the aggregate Commitments, then “Majority Purchasers” shall not have the foregoing meaning but shall mean a minimum of two Purchasers whose Commitments aggregate more than 50% of the aggregate Commitments.

“Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

(a) the assets, operations, business or financial condition of such Person,

(b) the ability of any of such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

(c) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables, or

(d) the status, perfection, enforceability or priority of any Purchaser’s or the Seller’s interest in the Pool Assets.

“Minimum Loss Reserve Percentage” means at any time 12%.

“Moody’s” means Moody’s Investors Service, Inc.

“Month-End Date” means the last day of each calendar month.

“Monthly Settlement Date” means the first Business Day of each calendar month.

“Net Receivables Pool Balance” means, at any time the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced by the sum of (without duplication) (i) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds the product of (A) the applicable Normal Concentration Percentage for such Obligor multiplied by (B) the Outstanding Balance of the Eligible Receivables then in the Receivables Pool, (ii) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Special Obligor then in the Receivables Pool exceeds the product of (A) the applicable Special Concentration Percentage for such Special Obligor multiplied by (B) the Outstanding Balance of the Eligible Receivables then in the Receivables Pool (iii) the aggregate amount by which the Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligors of which are Governmental Obligors exceeds 5.0% of the Outstanding Balance of the Eligible Receivables then in the Receivables Pool, (iv) provided that the aggregate amount by which the Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligors of which are OECD Obligors (other than OECD Obligors located in the United States and excluding Eligible Receivables of Foreign Obligors from Highly Rated Countries that are included in the amount described in the next clause (v)) exceeds 7.0% of the Outstanding Balance of the Eligible Receivables then in the Receivables Pool, (v) the aggregate amount by which the Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligors of which are Foreign Obligors from Highly Rated Countries exceeds 17.0% of the Outstanding Balance of the Eligible Receivables then in the Receivables Pool, and (vi) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each OECD Obligor (other than OECD Obligors located in the United States) and each Foreign Obligor from Highly Rated Countries then in the Receivables Pool exceeds the product of (A) 1% multiplied by (B) the Outstanding Balance of the Eligible Receivables then in the Receivables Pool, and (vii) the highest one-month aggregate balance of credit memos issued by Amphenol Aerospace pursuant to its Distributor Incentive Program during the 12 most recent calendar months.

“Normal Concentration Percentage” means, at any time for any Obligor (a) which is a Special Obligor, the Special Concentration Percentage with respect to such Special Obligor, (b) which is not a Special Obligor, (i) if the short-term ratings of such Obligor is at least A-1+ from S&P and P-1 from Moody’s, 12.0%; (ii) if the short-term ratings of such Obligor is less than the ratings specified in (i) above but is at least A-1 from S&P and P-1 from Moody’s, 12.0%; (iii) if the short-term ratings of such Obligor is less than the ratings specified in (i) and (ii) above but is at least A-2 from S&P and P-2 from Moody’s, 6%; (iv) if the short-term ratings of such Obligor is less than the ratings specified in (i), (ii) or (iii) above but is at least A-3 from S&P and P-3 from Moody’s, 4% and (v) if such Obligor does not have a short-term rating from both Moody’s and S&P, 3%; provided that if the Obligor does not have a short-term rating but has a long term rating, then the equivalent long-term rating (as set forth in Annex H) shall be used; provided further that if such Obligor has split ratings, the lower of the two ratings shall apply, provided further that in the case of an Obligor with an Affiliated Obligor, the Normal Concentration Percentage shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor.

“Notes” means short-term promissory notes issued, or to be issued, by the Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligations” means (i) all obligations of Seller, Servicer and Amphenol to any Purchaser, the Administrative Agent and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents, and (ii) all obligations of Seller, Servicer and Amphenol so any Indemnified Party arising out of Sections 3.1 and 3.2 of the Receivables Purchase Agreement, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter arising or due or to become due.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“OECD Country” means any of Australia, Austria, Belgium, Canada, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Japan, Korea, Luxembourg, Mexico, Netherlands, New Zealand, Norway, Poland, Portugal, Slovak Republic, Spain, Sweden, Switzerland, Turkey, United Kingdom and United States.

“OECD Obligor” means an Obligor located in an OECD Country.

“Originator” means each Person listed on Schedule IV to the Receivables Purchase Agreement, as such Schedule shall be amended from time to time.

“Originator Closing Date” with respect to each Originator, means the date on which the first purchases under the Purchase and Sale Agreement shall occur as to such Originator.

“Outstanding Balance” means (i) with respect to any Receivable at any time, the then outstanding principal balance thereof and (ii) with respect to the Receivables Pool at any time, the aggregate outstanding principal balance of all the Pool Receivables.

“Payment Date” means (i) the Closing Date and (ii) the 15th day of each calendar month following thereafter or, if such day is not a Business Day, the next Business Day.

“Permitted Investment” means any one of the following types of investments:

(a)                                  marketable obligations of the United States of America, the full and timely payment of which are backed by the full faith and credit of the United States of America;

(b)                                 marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States of America;

(c)                                  bankers’ acceptances, certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 90 days from the date of acquisition) and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term securities of which have a highest short-term credit available rating from each of Moody’s, S&P and Fitch;

(d)                                 repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clauses (c) above;

(e)                                  commercial paper which has a rating which is at least as high as the rating of the Notes;

(f)                                    freely redeemable shares in money market funds which invest solely in obligations, bankers’ acceptances, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses (a) through (e), without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, certificates of deposit, repurchase agreements or commercial paper set forth in such clauses, which money market funds are rated at least AA by Fitch, AA by S&P and Aa1 by Moody’s; and

(g)                                 demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies and subject to supervision and examination by government banking or depository institution authorities; provided, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be rated by each of Moody’s, S&P and Fitch at least as highly as the Notes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pool Assets” has the meaning set forth in Section 1.2(d) of the Receivables Purchase Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Pool Receivables Assets” has the meaning set forth in Section 1.1(a) of the Receivables Purchase Agreement.

“Portion of Investment” means, with respect to any Purchaser and its related Investment, the portion of such Investment being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of the Conduit Purchaser, (b) the issuance of one or more surety bonds for which the Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by the Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by the

Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to the Conduit Purchaser in connection with the Conduit Purchaser’s securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrative Agent).

“Program Support Provider” means and includes with respect to the Conduit Purchaser, any Liquidity Provider  and any other Person (other than any customer of the Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase” is defined in Section 1.1(a) of the Receivables Purchase Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Purchase and Sale Agreement.

“Purchase Date” means the date of which a Purchase or a reinvestment is made pursuant to the Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Purchase Limit” means at any time the aggregate of the Commitments of all Related Committed Purchasers at such time (which shall initially be $100,000,000), as such amount may be reduced pursuant to the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Aggregate Investment.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) all Pool Receivables then existing, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage ownership interest shall be computed as:

Aggregate Investment + Total Reserves
Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the Receivables Purchase Agreement.

“Purchaser” means the Conduit Purchaser and/or each Related Committed Purchaser, as applicable.

“Rating Agency Condition” means, with respect to any material event or occurrence, receipt by the Administrative Agent of written confirmation from each of Fitch, S&P and Moody’s that such event or occurrence shall not cause the rating on the then outstanding Notes of the Conduit Purchaser to be downgraded or withdrawn.

“Receivable” means any right of the Seller or any Originator to payment from or on behalf of an Obligor that is not an Amphenol Person, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, arising from the sale by the

Originators of their respective goods and services, and includes, without limitation, the right to payment of any interest or finance charges, fees and other charges or obligation of such Obligor with respect thereto. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale Agreement prior to the Facility Termination Date.

“Receivables Term” means the number of days from the origination of a Pool Receivable to the original scheduled payment date with respect to such Pool Receivable.

“Related Committed Purchaser” means each Person listed as such (and its respective Commitment) for the Conduit Purchaser as set forth on the signature pages of the Receivables Purchase Agreement or in any Assumption Agreement or Transfer Supplement.

“Related Security” means, with respect to any Receivable:

(a)  all of the Seller’s and the Originator thereof’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

(b)  all instruments and chattel paper that may evidence such Receivable,

(c)  all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

(d)  all of the Seller’s and the Originator thereof’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and

(e)  all of the Seller’s rights, interests and claims (but not obligations) under the Sale Agreement.

“Report Date” has the meaning set forth in Section 4.7(a).

“Reserves” means, with respect to the Purchased Interest as of any day, the sum of (i) the Yield Reserve, (ii) the Servicing Fee Reserve, (iii) the Loss Reserve and (iv) the Dilution Reserve as of such day.

“Reserve Dilution Ratio” means for any calendar month the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month, by dividing (a) the aggregate Dilutions for such calendar month by (b) the aggregate amount of newly generated Receivables during the previous calendar month.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sale Agreement” means the Purchase and Sale Agreement, dated as of July 31, 2006, among the Seller, the Originators and the Servicer as amended through the date of the Agreement and as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Scheduled Commitment Expiry Date” means July 30, 2007.

“Scheduled Facility Termination Date” means, initially, July 30, 2009, or such later date as the Seller, the Purchaser and the Administrative Agent may agree from time to time.

“Seller” means Amphenol Funding Corp., a Delaware corporation.

“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the product of (i) such amount multiplied by (ii) the Purchased Interest.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicer Person” means each Originator, as agent of Amphenol (as Servicer) for the purpose of servicing, administering and collecting the portion of the Receivables sold by such Originator to Seller, as set forth in the Receivables Purchase Agreement.

“Servicing Fee” shall mean the fee referred to in Section 4.6 of the Receivables Purchase Agreement.

“Servicing Fee Reserve” for any Purchased Interest at any time means the sum of (i) the then unpaid Servicing Fee relating to such Purchased Interest accrued to such time, plus (ii) an amount equal to the product of (a) the aggregate Pool Receivables relating to such Purchased Interest on such date, (b) the decimal equivalent of the percentage per annum at which the Servicing Fee is accruing at such time, (c) the Stress Factor and (d) a fraction having the Days Sales Outstanding (as in effect at such date) as its numerator and 360 as its denominator.

“Settlement Date” means (a) with respect to any Portion of Investment, the last Business Day of the Fixed Period for such Portion of Investment and (b) with respect to any fees payable under the Agreement, the Monthly Settlement Date.

“Solvent” means, with respect to any Person at any time, a condition under which:

(i)                                     the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii)                                  the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii)                               such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv)                              such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A)                              the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B)                                the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C)                                the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(D)                               the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Special Concentration Percentage” means, with respect to any Special Obligor, such percentage as the Administrative Agent shall specify in writing to the Seller and the Servicer from time to time; provided that the Administrative Agent may cancel or reduce any Special Concentration Percentage, in its sole discretion, upon three Business Days notice to the Seller; provided further that if any Special Obligor is downgraded by any Rating Agency below the ratings it had as of the Closing Date (or if so specified on Annex F, any date specified in relation to the initial designation of such Special Obligor), the Special Concentration Percentage with respect to such Special Obligor will not apply and instead the Normal Concentration Percentage will apply with respect to such Special Obligor.

“Special Obligor” means as defined in Annex F.

“Stress Factor” means 2.0.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such

Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, with respect to any Person, the tangible net worth of such Person as determined in accordance with GAAP.

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Receivables Purchase Agreement are not satisfied or (b) each day on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

“Three Month 61-90 Days Past Due Ratio” means at any time the three month rolling average of the 61-90 Days Past Due Ratios during the immediately preceding three months.

“Three Month 91-120 Days Past Due Ratio” means at any time the three month rolling average of the 91-120 Days Past Due Ratios during the immediately preceding three months.

“Total Reserves” means, at any time, an amount equal to the sum of (i) the Yield Reserve, plus (ii) the Loss Reserve, plus (iii) the Servicing Fee Reserve, plus (iv) the Dilution Reserve.

“Transaction Documents” means the Agreement, the Lock-Box Agreements, the Concentration Account Agreement, each Fee Letter, the Sale Agreement, the Undertaking Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

“Transfer Supplement” has the respective meanings set forth in Sections 6.3(c).

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Purchase and Sale Termination Event” means any event which, with the giving notice or lapse of time, or both, would become a Purchase and Sale Termination Event.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Weighted Average Term” means, as of any date of determination, a number of days determined by taking the sum for each Receivables Term then included in the Pool Receivables of the product of (A) such Receivables Term multiplied by (B) the percentage of the aggregate Outstanding Balance of all Pool Receivables represented by Pool Receivables with such Receivables Term.

“Yield” means for each Purchased Interest for each Fixed Period:

(a)                                  for each day during such Fixed Period to the extent such Purchased Interest will be funded on such day by the Conduit Purchaser through the issuance of commercial paper notes, the CP Rate; and

(b)                                 for each day during such Fixed Period to the extent such Purchased Interest (i) will be funded on such day by the Conduit Purchaser under the Liquidity Facility, or (ii) such Purchased Interest has been purchased by the Liquidity Agent as agent for the Liquidity Banks, the Alternate Rate;

provided, that no provision of the Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further, that Yield for any Purchased Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Protection Fee” means, for any Fixed Period, with respect to any Portion of Investment, to the extent that (i) any payments are made by the Seller to the related Purchaser in respect of such Investment hereunder prior to the applicable maturity date of any Notes or other instruments or obligations used or incurred by such Purchaser to fund or maintain such Portion of Investment or (ii) any failure by the Seller to borrow, continue or prepay any Portion of Investment on the date specified in any Purchase Notice delivered pursuant to Section 1.2 of the Receivables Purchase Agreement, the amount, if any, by which: (a) the additional Yield related to such Portion of Investment that would have accrued through the maturity date of such Notes or other instruments on the portion thereof for which payments were received for the Seller, exceeds (b) the income, if any, received by such Purchaser from investing the proceeds so received in respect of such Portion of Investment, as determined by the Administrative Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Yield Reserve” means, at any time, an amount equal to:

C x [[B x SF x (DSO/360)] + AUY]

where:

C	=	the Aggregate Investment at the close of business of the Servicer on such date,

AUY	=	accrued and unpaid Yield on such date for the Purchased Interest,

B	=	the Base Rate as in effect on such date, and

DSO	=	the Days Sales Outstanding as in effect on such date.

SF	=	the Stress Factor as in effect on such date.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II

CONDITIONS OF PURCHASES

1.                                       Conditions Precedent to Initial Purchase. The initial Purchase under this Agreement is subject to the following conditions precedent that the Administrative Agent shall have received on or before the date of such Purchase, each in form and substance (including the date thereof) satisfactory to the Administrative Agent:

(a)  A counterpart of the Agreement executed by the parties thereto.

(b)  Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the Originators and Amphenol Corporation authorizing the execution, delivery and performance by the Seller, such Originator and Amphenol Corporation, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by-laws of the Seller, each Originator and Amphenol Corporation.

(c)  A certificate of the Secretary or Assistant Secretary of the Seller, the Originators and Amphenol Corporation certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Administrative Agent receives a subsequent incumbency certificate from the Seller, an Originator or Amphenol Corporation, as the case may be, the Administrative Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, such Originator or Amphenol Corporation, as the case may be.

(d)  Acknowledgment copies, or time stamped receipt copies, of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the interests of the Seller, Amphenol Corporation and the Administrative Agent (on behalf of each Purchaser) contemplated by the Agreement and the Sale Agreement.

(e)  Acknowledgment copies, or time-stamped receipt copies, of amendments to proper financing statements and UCC-3 termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Originators, Amphenol Corporation, the Seller or any other Person, including, but not limited to, all security interests and other rights granted in connection with the Nesbitt Burns Transaction Documents.

(f)  Completed UCC search reports, dated on or shortly before the date of the initial purchase hereunder, listing the financing statements filed in all applicable jurisdictions referred to in subsection (d) above that name the Originators or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrative Agent may request, showing (i) no Adverse Claims on any Pool Assets and (ii) without limiting the foregoing, the termination of all security interests and other rights granted in connection with the Nesbitt Burns Transaction Documents.

(g)  Favorable opinion, in form and substance reasonably satisfactory to the Administrative Agent, of (i) Pillsbury Winthrop Shaw Pittman LLP, counsel for the Seller, the Originators, Amphenol Corporation and the Servicer; and (ii) Edward C. Wetmore, General Counsel to the Seller, Amphenol, and the other Originators.

(h)  Satisfactory results of a review and audit (performed by representatives of the Administrative Agent) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of each Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement, as confirmed in the agreed upon procedures report prepared by Protiviti, and delivered to the Administrative Agent prior to the date hereof.

(i)  (a) A pro forma Information Package representing the performance of the Receivables Pool for the calendar month before closing and (b) the last “Periodic Report” provided pursuant to the Originators’ prior trade receivables conduit financing program.

(j)  Good standing certificates with respect to each of the Seller, the Originators and the Servicer issued by the Secretary of State (or similar official) of the state of each such Person’s organization and principal place of business.

(k)  To the extent required by the Conduit Purchaser’s commercial paper program, letters from each of the rating agencies then rating the Notes confirming the rating of such Notes after giving effect to the transaction contemplated by the Agreement.

(l)  A computer file containing all information with respect to the Receivables as the Administrative Agent may reasonably request.

(m)  A certificate from an officer of the Seller and the Servicer (in form satisfactory to the Administrative Agent) to the effect that, on the date hereof, Seller has a Tangible Net Worth, as calculated in accordance with GAAP, of at least Four Million Dollars ($4,000,000);

(n)  A certificate from an officer of Amphenol Corporation to the effect that Servicer and each Originator have (i) deleted any legend placed in connection with the Nesbitt Burns Transaction Documents from the most recent, and (ii) placed on the most recent, and have taken all steps reasonably necessary to ensure that there shall be placed on each subsequent, data processing report that it generates which are of the type which any proposed purchaser or lender would use to evaluate the Receivables, the following legend (or the substantive thereof): “THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO AMPHENOL FUNDING CORP. PURSUANT TO A PURCHASE AND SALE AGREEMENT, DATED AS OF JULY 31, 2006, AMONG AMPHENOL CORPORATION, CERTAIN OTHER ORIGINATORS, AND AMPHENOL FUNDING CORP.; AND UNDIVIDED, FRACTIONAL OWNERSHIP INTERESTS IN THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO ATLANTIC ASSET SECURITIZATION LLC PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF JULY 31, 2006, AMONG AMPHENOL FUNDING CORP., AMPHENOL CORPORATION, ATLANTIC ASSET SECURITIZATION

LLC, AND CALYON NEW YORK BRANCH, AS ADMINISTRATIVE AGENT FOR THE PURCHASERS”;

(o)  The Amphenol Corporation Undertaking Agreement, duly executed by Amphenol Corporation.

(p)  Lock-Box Agreements.

(q)  The Concentration Account Agreement.

(r)  Each Fee Letter.

(s)  The Sale Agreement.

(t)  Such other approvals, opinions or documents as the Administrative Agent may reasonably request.

2.                                       Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) and each reinvestment hereunder shall be subject to the further conditions precedent that, on the date on which such Purchase or reinvestment is made:

(a)  in the case of each Purchase, the Servicer shall have delivered to the Administrative Agent on or before such Purchase, in form and substance satisfactory to the Administrative Agent, a completed pro forma Information Package to reflect the level of Aggregate Investment with respect to the Purchase and related reserves after such subsequent purchase;

(b)  all legal matters related to the Facility shall have been found satisfactory to the Administrative Agent and its counsel; and

(c)  on the date of such Purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such Purchase or reinvestment by Seller shall be deemed a representation and warranty by the Seller and the Servicer that such statements are then true):

(i)                                     the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such purchase or reinvestment as though made on and as of such date and shall be deemed to have been made on such date;

(ii)                                  no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event; provided that the absence and continuance of an Unmatured Termination Event (other than an Unmatured Termination Event described in clauses (e), (i), (j), (k) or (l) of Exhibit V) shall not be a condition precedent to (A) any reinvestment pursuant to Section 1.4(b) or (B) any Purchase or reinvestment (including a reinvestment pursuant to Clause (A)) if the Aggregate Investment at the close of business is not greater than the Aggregate Investment at the opening of business;

(iii)                               the Purchased Interest does not exceed 100%;

(iv)                              Each of the Seller, the Servicer and Amphenol Corporation has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it; and

(v)                                 the Facility Termination Date shall not have occurred and at least one Related Committed Purchaser shall have a Commitment in full force and effect.

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. In order to induce the Purchasers and the Administrative Agent to enter into the Agreement and, in the case of each Purchaser, to make Purchases and Reinvestments hereunder, Seller represents and warrants as follows:

(a)  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified.

(b)  The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or by-laws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c)  No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Schedule V to the Agreement, all of which shall have been filed on or before the date of the first purchase hereunder.

(d)  Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)  There is no pending or, to Seller’s  best knowledge, threatened action or proceeding affecting Seller or any of its properties before any Governmental Authority or arbitrator.

(f)  No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(g)  Each Information Package (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrative Agent in connection with the Agreement

III-1

or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or as of the date so furnished, and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h)  (1) For purposes of any applicable UCC, the Seller is located (as such term is used in the applicable UCC) in the State of Delaware and (2) the office where the Seller keeps its records concerning the Receivables is at the address referred to in Sections 1(b) and 2(b) of Exhibit G to the Purchase and Sale Agreement.

(i)  The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to this Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrative Agent in accordance with this Agreement) and all Lock-Box Accounts are subject to Lock-Box Agreements (except as otherwise agreed to in writing by the Administrative Agent).

(j)  The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.

(k)  Neither the Seller nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Purchaser.

(l)  No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board.

(m)  Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

(n)  No event has occurred and is continuing that constitutes a Termination Event or an Unmatured Termination Event and no event would result from a Purchase in respect of, or reinvestment in respect of, the Purchased Interest or from the application of the proceeds therefrom that constitutes a Termination Event or an Unmatured Termination Event.

(o)  The Seller has accounted for each sale of undivided percentage ownership interests in Receivables in its books and financial statements as a sale, consistent with generally accepted accounting principles.

(p)  The Seller and the applicable Originator has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

(q)  The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it and all laws, rules, regulations and orders that are applicable to it.

III-2

(r)  The Seller’s complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not during the last five years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Purchase and Sale Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrative Agent pursuant to Section 1(k)(iv) of Exhibit IV to this Agreement.

(s)  The Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. In addition, the Seller is not a “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(t)  Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Seller which would have a Material Adverse Effect on Seller.

2. Representations and Warranties of Amphenol Corporation (including in its capacity as the Servicer). Amphenol Corporation, individually and in its capacity as the Servicer, represents and warrants as follows:

(a)  Amphenol Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified.

(b)  The execution, delivery and performance by Amphenol Corporation of the Agreement and the other Transaction Documents to which it is a party, including the Servicer’s use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or by-laws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which Amphenol Corporation is a party have been duly executed and delivered by Amphenol Corporation.

(c)  No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by Amphenol Corporation of the Agreement or any other Transaction Document to which it is a party.

(d)  Each of the Agreement and the other Transaction Documents to which Amphenol Corporation  is a party constitutes the legal, valid and binding obligation of Amphenol Corporation enforceable against Amphenol Corporation in accordance with its terms, except as

III-3

enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)  The balance sheets of Amphenol Corporation and its consolidated Subsidiaries as at March 31, 2006, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrative Agent, fairly present the financial condition of Amphenol Corporation and its consolidated Subsidiaries as at such date and the results of the operations of Amphenol Corporation and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since March 31, 2006 there has been no event or circumstances which have had a Material Adverse Effect on Amphenol and its consolidated Subsidiaries.

(f)  Except as disclosed in the most recent audited financial statements of Amphenol Corporation furnished to the Administrative Agent, there is no pending or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that could reasonably be expected to have a Material Adverse Effect.

(g)  No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h)  Each Information Package (if prepared by Amphenol Corporation or one of its Affiliates, or to the extent that information contained therein is supplied by Amphenol Corporation or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Administrative Agent, or any Purchaser in connection with the Agreement is or will be complete and accurate in all material respects as of its date or as of the date so furnished and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(i)  Amphenol Corporation is not in violation of any order of any court, arbitrator or Governmental Authority.

(j)  Neither Amphenol Corporation nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Purchaser.

(k)  The Servicer and the applicable Originator has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

(l)  Amphenol Corporation has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(m)  Amphenol Corporation is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as

III-4

amended. In addition, Amphenol Corporation is not a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(n)  Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Servicer which would have a Material Adverse Effect on the Servicer.

3. Supplemental Representations, Warranties and Agreements Relating to UCC Issues. In addition to the representations, warranties and agreements contained in Sections 1 and 2 of this Exhibit III, to induce the Administrative Agents, the Purchasers to enter into the Agreement, the Seller and (where indicated) the Servicer hereby represent, warrant, covenant and agree as follows:

A. The Pool Receivables.

(i)                                     The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Assets in favor of the Administrative Agent and the Purchasers which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Seller.

(ii)                                  The Pool Receivables constitute either “accounts,” “payment intangibles,”  “instruments,”  “chattel paper” or “general intangibles” within the meaning of the applicable UCC.

(iii)                               The Seller owns and has good and marketable title to the Pool Receivables free and clear of any Adverse Claim.

(iv)                              Seller has caused (and will cause the Originator to cause), within ten days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Pool Receivables from the Originator to the Seller pursuant to the Sale Agreement, and the sale and security interest therein from the Seller to the Administrative Agent for the benefit of the Purchasers under the Agreement, to the extent that such collateral constitutes “accounts,” “general intangibles,” or “tangible chattel paper.”

(v)                                 With respect to any Pool Receivables that constitute “tangible chattel paper”, if any, the Seller (or the Servicer on its behalf) has in its possession the original copies of such tangible chattel paper that constitute or evidence such Pool Receivables, and the Seller has caused (and will cause the Originator to cause), within ten days after the Closing Date, the filing of financing statements described in clause (iv), above, each of which will contain a statement to the effect that: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Administrative Agent for the benefit of the Purchasers.”  The Pool Receivables to the extent they are evidenced by “tangible chattel paper” do not have any marks or notations indicating that they have been

III-5

pledged, assigned or otherwise conveyed to any Person other than the Seller or the Administrative Agent for the benefit of the Purchasers.

B. The Accounts.

(i)                                     The Accounts constitute “deposit accounts” within the meaning of the applicable UCC.

(ii)                                  The Seller owns and has good and marketable title to the Accounts free and clear of any Adverse Claim.

(iii)                               The Seller has delivered to the Administrative Agent fully executed Lock-Box  Agreements and a Concentration Account Agreement, as applicable, relating to the Accounts, pursuant to which the applicable account banks have agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions originated by the Administrative Agent directing the disposition of funds in such Accounts without further consent by the Seller or the Servicer.

C. Priority.

(i)                                     Other than the transfer of the Pool Receivables to Seller and Administrative Agent under the Sale Agreement and this Agreement, respectively, and/or the security interest granted to the Seller and the Administrative Agent pursuant to the Sale Agreement and this Agreement, respectively, neither Seller nor any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Receivables or the Accounts or any subaccount thereof, except for any such pledge, grant or other conveyance which has been released or terminated. Neither the Seller nor any Originator has authorized the filing of, or is aware of any financing statements against either the Seller or such Originator that include a description of Pool Receivables or the Accounts or any subaccount thereof, other than any financing statement (i) relating to the sale thereof by such Originator to Seller under the Sale Agreement, (ii) relating to the security interest granted to Administrative Agent under this Agreement, or (iii) that has been released or terminated.

(ii)                                  The Seller is not is aware of any judgment, ERISA or tax lien filings against the Seller or any Originator.

(iii)                               No Account is in the name of any person other than the Seller or the Administrative Agent (for the benefit of the Purchasers). Neither the Seller nor the Servicer has consented to any bank maintaining such account to comply with instructions of any person other than the Administrative Agent (for the benefit of the Purchasers).

(iv)                              Notwithstanding any other provision of the Agreement or any other Transaction Document, the representations, warranties and agreements contained in Section 3 of Exhibit III of the Agreement shall be continuing, and remain in full force and

III-6

effect until such time as the Purchased Interest and all other obligations under the Agreement have been finally and fully paid and performed.

(v)                                 The parties to the Agreement (to the extent required pursuant to the terms of the Conduit Purchaser’s commercial paper program): (i) shall not, without obtaining a confirmation of the then-current rating of the Notes, waive any of the representations set forth in this Section 3; (ii) shall provide the Ratings Agencies with prompt written notice of any breach of any representations set forth in this Section 3, and shall not, without obtaining a confirmation of the then-current rating of the Notes (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the representations set forth in this Section 3.

(vi)                              In order to evidence the interests of the Administrative Agent (for the benefit of the Purchasers) under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary or advisable (including, without limitation, such actions as are reasonably requested by the Administrative Agent (for the benefit of the Purchasers)) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Pool Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent (for the benefit of the Purchasers) for the Administrative Agent’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent (for the benefit of the Purchasers).

D. Preference. Each remittance of collections by the Seller to the Purchasers under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

III-7

EXHIBIT IV

COVENANTS

l. Covenants of the Seller. Until the latest of the Facility Termination Date, the date on which no Aggregate Investment of or Aggregate Yield in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to any Purchaser, the Administrative Agent and any other Indemnified Party or Affected Person shall be paid in full:

a. Compliance with Laws, Etc. The Seller shall comply with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

b. Location, Records and Books of Account, Etc. The Seller shall provide the Administrative Agent with at least 30 days’ written notice before making any change in the Seller’s name or making any other change in the Seller’s identity, location or corporate structure (including a change in jurisdiction of organization) that could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the UCC; each notice to the Administrative Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The office where the Seller keeps its records concerning the Receivables shall be at the address set forth below its signature to the Agreement or at such other office consented to in advance by the Administrative Agent and the Majority Purchasers. The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable). The Seller will (and will cause each Originator to) on or prior to the date of the Agreement, (i) delete from its master data processing records and other books and records relating to the Purchased Interest all legends marked therein relating to the Nesbitt Burns Transaction Documents and (iii) mark its master data processing records and other books and records relating to the Purchased Interest (and at all times thereafter (until the latest of the Facility Termination Date or the date all other amounts owed by the Seller under the Agreement shall be paid in full) continue to maintain such records) with a legend, acceptable to the Administrative Agent, describing the Purchased Interest.

c. Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Servicer to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables.

d. Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller’s undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

e. Extension or Amendment of Receivables. Except as provided in the Agreement, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or in any material respect amend, modify or waive any term or condition of any related Contract.

f. Change in Business or Credit and Collection Policy. The Seller shall not make (or permit any Originator to make) any change in the character of its business or make or permit any material change to any Credit and Collection Policy. The Seller will not make or permit any change to any Credit or Collection Policy without giving prompt written notice thereof to the Administrative Agent.

g. Audits. The Seller shall (and shall cause each Originator to), from time to time during regular business hours, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrative Agent, permit the Administrative Agent, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or any such Originator) relating to Receivables and the Related Security, including the related Contracts, and (ii) to visit the offices and properties of the Seller and the Originators for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s, Amphenol  Corporation’s or the Originators’ performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Seller, Amphenol Corporation or the Originators having knowledge of such matters. The Administrative Agent shall be entitled to conduct one audit per calendar year pursuant to this section at the expense of the Seller, but shall be responsible for any expenses incurred pursuant to any additional audits in any calendar year (unless a Termination Event or Unmatured Termination Event exists).

h. Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer or any Originator to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller, the Originators, the Servicer or any Lock-Box Account (or related post office box), unless the Administrative Agent and the Majority Purchasers shall have consented thereto in writing and the Administrative Agent shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

i. Deposits to Lock-Box Accounts and the Concentration Account Bank. The Seller (or the Servicer on its behalf) shall: (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it into the Concentration Account not later than one Business Day after receipt thereof. Each Lock-Box Account shall be subject to a Lock-Box Agreement and the Concentration Account shall at all times be subject to a Concentration Account Agreement. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or the Concentration Account cash or cash proceeds other than Collections.

j. Reporting Requirements. The Seller will provide to the Administrative Agent (in multiple copies, if requested by the Administrative Agent) the following:

i.                                          as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of the Seller, balance sheets of the Seller and its subsidiaries as of the end of such quarter and statements of income and retained earnings of the Seller and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified as to accuracy by the chief financial officer of the Seller;

ii.                                       as soon as available and in any event within 65 days after the end of each fiscal year of the Seller, a copy of the annual report for such year for the Seller and its subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing acceptable to the Administrative Agent;

iii.                                    as soon as possible and in any event within five days after the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

iv.                                   promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate;

v.                                      at least thirty days before any change in the Seller’s name, jurisdiction of organization, location or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

vi.                                   promptly after the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the

Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;

vii.                                promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of Amphenol Corporation, the Seller, the Servicer or any Originator; and

viii.                             such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Administrative Agent or any Purchaser Agent may from time to time reasonably request.

k. Certain Agreements. Without the prior written consent of the Administrative Agent and the Majority Purchasers,  the Seller will not (and will not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation or by-laws.

l.              Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the AFC Note in accordance with its terms, and (B) if no amounts are then outstanding under the AFC Note, the Seller may declare and pay dividend.

(iii) The Seller may make Restricted Payments only out of the funds it receives pursuant to Sections 1.4(d) and 1.5(d) of the Agreement and clause 1(n) of this Exhibit IV to the Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Seller’s tangible net worth would be less than $4,000,000 or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

m. Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the AFC Note; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

n. Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Administrative Agent and the Purchasers under the Agreement and under the Fee Letter); (ii) the payment of accrued and unpaid interest on the AFC

Note; (iii) payment of the principal on the AFC Note; and (iv) other legal and valid corporate purposes.

o. Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than $4,000,000.

p. Calculation of the Purchased Interest. The Seller shall calculate the Purchased Interest on a daily basis and, if requested, provide the results of such calculation to the Administrative Agent, Moody’s, S&P or Fitch, as applicable.

2. Covenants of the Servicer and Amphenol Corporation. Until the latest of the Facility Termination Date, the date on which no Investment of or Yield in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Purchasers, the Administrative Agent and any other Indemnified Party or Affected Person shall be paid in full:

a. Compliance with Laws, Etc. The Servicer and, to the extent that it ceases to be the Servicer, Amphenol Corporation shall comply (and shall cause each Originator to comply) in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect on the Seller, Servicer, any Originator or Amphenol Corporation, if it is no longer the Servicer.

b. Records and Books of Account, Etc. The office the Servicer keeps its records concerning the Receivables is at the address of the Servicer set forth under its name on the signature page to the Agreement or in such other locations consented to in Advance by the Administrative Agent and the Majority Purchasers. The Servicer and, to the extent that it ceases to be the Servicer, Amphenol Corporation, also will (and will cause each Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

c. Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, Amphenol Corporation, shall (and shall cause Originator to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

d. Extension or Amendment of Receivables. Except as provided in the Agreement, the Servicer and, to the extent that it ceases to be the Servicer, Amphenol Corporation, shall not extend (and shall not permit any Originator to extend), the maturity or adjust the Outstanding

Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

e. Change in Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, Amphenol Corporation, shall not make (and shall not permit any Originator to make) any material change in any Credit and Collection Policy. The Servicer will not make or permit any change to any Credit or Collection Policy without giving prompt written notice thereof to the Administrative Agent.

f. Audits. The Servicer and, to the extent that it ceases to be the Servicer, Amphenol Corporation, shall (and shall cause each Originator to), from time to time during regular business hours, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrative Agent, permit the Administrative Agent, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts; and (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees, agents or contractors having knowledge of such matters. The Administrative Agent shall be entitled to conduct one audit per calendar year pursuant to this section at the expense of Amphenol Corporation, but shall be responsible for any expenses incurred pursuant to any additional audits in any calendar year (unless a Termination Event or Unmatured Termination Event exists).

g. Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Servicer and, to the extent that it ceases to be the Servicer, Amphenol Corporation, shall not (and shall not permit any Originator to) add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Lock-Box Account (or related post office box), unless the Administrative Agent and the Majority Purchasers shall have consented thereto in writing and the Administrative Agent shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

h. Deposits to Lock-Box Accounts and the Concentration Account. The Servicer shall: (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it into the Concentration Account not later than one Business Day after receipt thereof. Each Lock-Box Account shall be subject to a Lock-Box Letter and the Concentration Account shall at all times be subject to a Concentration Account Agreement. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or the Concentration Account cash or cash proceeds other than Collections.

i. Reporting Requirements. Amphenol Corporation shall provide to the Administrative Agent (in multiple copies, if requested by the Administrative Agent) and each Purchaser Agent the following:

i.                                          as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of Amphenol Corporation, balance sheets of Amphenol Corporation and its consolidated Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of Amphenol Corporation and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of such Person;

ii.                                       as soon as available and in any event within 65 days after the end of each fiscal year of Amphenol Corporation, a copy of the annual report for such year for Amphenol Corporation and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing;

iii.                                    as to the Servicer only, as soon as available and in any event not later than the Report Date, an Information Package as of the Month-End Date or, within five Business Days of a request by the Administrative Agent, an Information Package for such periods as is specified by the Administrative Agent (including on a semi-monthly, weekly or daily basis);

iv.                                   as soon as possible and in any event within five days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of Amphenol Corporation setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;

v.                                      promptly after the sending or filing thereof, copies of all reports that Amphenol Corporation sends to any of its security holders, and copies of all reports and registration statements that Amphenol Corporation or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available;

vi.                                   promptly after the filing or receiving thereof, copies of all reports and notices that Amphenol Corporation or any of its Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on Amphenol Corporation and/or any such Affiliate;

vii.                                at least thirty days before any change in Amphenol Corporation’s or any Originator’s jurisdiction of organization, name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

viii.                             promptly after Amphenol Corporation obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between Amphenol Corporation or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect; (B) litigation or proceeding adversely affecting such Person or any of its Subsidiaries in which the amount involved is $2,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; or (C) litigation or proceeding relating to any Transaction Document;

ix.                                     promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of Amphenol Corporation or any of its Subsidiaries;

x.                                        promptly after the occurrence thereof, notice of any downgrade of Amphenol Corporation;

xi.                                     such other information respecting the Receivables or the condition or operations, financial or otherwise, of Amphenol Corporation or any of its Affiliates as the Administrative Agent or any Purchaser Agent may from time to time reasonably request; and

xii.                                  promptly after the occurrence thereof, notice of any material acquisition or investment by Amphenol Corporation of or in any Person, business or operation.

j.                                          The Servicer and, to the extent it ceases to be the Servicer, Amphenol Corporation, shall track and review the Distributor Incentive Program and all adjustments with respect to Pool Receivables related thereto, and shall insure that the credit memos issued in connection therewith reflect such adjustments in all material respects.

3. Separate Existence. Each of the Seller and Amphenol Corporation hereby acknowledges that the Purchasers, the Administrative Agent and the Liquidity Providers are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Amphenol Corporation and its Affiliates. Therefore, from and after the date hereof, each of the Seller and Amphenol Corporation shall take all steps specifically required by the Agreement or reasonably required by the Administrative Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Amphenol Corporation and any other Person, and is not a division of Amphenol Corporation, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and Amphenol Corporation shall take such actions as shall be required in order that:

(a)  The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b)  The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

(c)  Not less than one member of the Seller’s Board of Directors (the “Independent Director”) shall be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate or supplier of Amphenol Corporation or any of its Affiliates. The certificate of incorporation of the Seller shall provide that: (i) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

(d)  The Independent Directors shall not at any time serve as a trustee in bankruptcy for the Seller, Amphenol Corporation or any Affiliate thereof;

(e)  Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;

(f)  The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant to the Agreement. The Seller will not incur any material indirect or overhead expenses for items shared with Amphenol Corporation (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Amphenol Corporation shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

(g)  The Seller’s operating expenses will not be paid by Amphenol Corporation or any other Affiliate thereof;

(h)  All of the Seller’s business correspondence and other communications shall be conducted in the Seller’s own name and on its own separate stationery;

(i)  The Seller’s books and records will be maintained separately from those of Amphenol Corporation and any other Affiliate thereof;

(j)  All financial statements of Amphenol Corporation or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that: (i) a special purpose corporation exists as a Subsidiary of Amphenol Corporation, and (ii) the Originators have sold receivables and other related assets to such special purpose Subsidiary that, in turn, has sold undivided interests therein to certain financial institutions and other entities;

(k)  The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of  Amphenol Corporation or any Affiliate thereof;

(l)  The Seller will strictly observe corporate formalities in its dealings with Amphenol Corporation or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of Amphenol Corporation or any Affiliate thereof except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Amphenol Corporation or any Affiliate thereof (other than Amphenol Corporation in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Amphenol Corporation or any Subsidiary or other Affiliate of Amphenol Corporation. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate; and

(m)  The Seller will maintain arm’s-length relationships with Amphenol Corporation (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller nor Amphenol Corporation will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and Amphenol Corporation will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(n)  Amphenol Corporation shall not pay the salaries of Seller’s employees, if any.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

a. (i) the Seller or the Servicer (if the Servicer is Amphenol Corporation) shall fail to make when due any payment or deposit to be made by it under the Agreement and applied thereunder to reduce the Aggregate Investment, (ii) the Servicer shall fail to deliver the Information Package pursuant to the Agreement within two Business Days after the Report Date, or (iii) Amphenol Corporation shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent and the Majority Purchasers shall have been appointed;

b. any representation or warranty made or deemed made by the Seller, Amphenol Corporation or  any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, Amphenol Corporation or any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and any such incorrectness or untruth shall remain unremedied for thirty days after Seller or Servicer shall have actual or constructive knowledge thereof;

c. the Seller, Amphenol Corporation or any other Originator shall fail to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement or in any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty days after Seller or Servicer shall have actual or constructive knowledge thereof;

d. the Agreement or any Purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrative Agent (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;

e. the Seller, Amphenol Corporation or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Amphenol Corporation or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, Amphenol Corporation or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

f. (i) the (A) the monthly Dilution Ratio shall exceed 7.75%, (B) the 91-120 Days Past Due Ratio shall exceed 8.0%, (C) the Three Month 61-90 Days Past Due Ratio shall exceed 9.50%, or (D) the Three Month 91-120 Days Past Due Ratio shall exceed 5.5%;

g. (i) a Change in Control shall occur or (ii) an Amphenol Change in Control shall occur;

h. (i) the Purchased Interest shall exceed 100% for more than one Business Day;

i. (i) the Seller, Amphenol Corporation, the Servicer or any Originator or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $30,000,000 in the aggregate (or any amount in the case of Seller) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

j. either: (i) the Internal Revenue Service shall file a notice of lien with respect to any of the assets of Seller, any Originator, Amphenol Corporation or any ERISA Affiliate asserting a claim or claims pursuant to Section 6321 of the Internal Revenue Code that would have a Material Adverse Effect on Seller or Amphenol Corporation and the Originators, and such lien shall not have been released within ten (10) Business Days after it is filed, or (ii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, Amphenol Corporation or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to Section 4068 of ERISA with regard to any assets of the Seller, any Originator, Amphenol Corporation or any ERISA Affiliate or terminate any Benefit Plan subject to Title IV of ERISA;

k. (i) one or more final judgments for the payment of money shall be entered against the Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $30,000,000, individually or in the aggregate, shall be entered against the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for sixty (60) consecutive days without a stay of execution;

l. (i)                            Any Transaction Document, or any ownership or other interest granted or created thereunder that is not immaterial in amount shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Seller, the Servicer or any Originator; or (ii) the Seller, the Servicer, any Originator or any other Amphenol Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

m. Seller’s Tangible Net Worth shall be less than $4,000,000 for more than five (5) consecutive Business Days;

n. Amphenol Corporation shall be in breach of one or more of the financial ratio covenants in the Credit Agreement dated as of July 15, 2005 among Amphenol Corporation and certain of its subsidiaries, Bank of America, N.A. as Administrative Agent and the lenders party thereto, as such Credit Agreement may be amended, restated or modified from time to time;

o. The Undertaking Agreement shall cease to be in full force and effect or Amphenol Corporation shall fail to perform or observe any term, covenant or agreement contained in the Undertaking Agreement on its part to be performed or observed and any such failure shall remain unremedied for ten days after written notice thereof shall have been given by the Administrative Agent to the Seller and Amphenol Corporation; or

p. the “Purchase and Sale Termination Date” under and as defined in the Sale Agreement shall have occurred under the Sale Agreement or an Event of Bankruptcy shall have occurred with respect to any Originator or group of Originators that, at the time of such Event of Bankruptcy, has originated in the aggregate more than 15% of the Pool Receivables then in the Receivables Pool.

SCHEDULE I

CREDIT AND COLLECTION POLICY

Sch-I-1

SCHEDULE II

LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

Sch-II-1

SCHEDULE III

TRADE NAMES

Legal Entity	Trade Names
Amphenol Funding Corp.	None

Amphenol Corporation	Amphenol Assemble Tech Amphenol Spectra Strip

Amphenol Antel, Inc.	Antel

Amphenol Interconnect Products Corporation	Amphenol Assemble Tech-Florida AIPC AWISO

Amphenol T&M Antennas, Inc.	T&M Antennas

Sine Systems Corporation	Pyle-National

Times Fiber Communications, Inc.	TFC

Advanced Circuit Technology, Inc.	None

Amphenol PCD, Inc.	None

Amphenol Connex Corporation	None

SCHEDULE IV

ORIGINATORS

1.               Amphenol Corporation

2.               Amphenol Antel, Inc.

3.               Advanced Circuit Technology, Inc.

4.               Amphenol Connex Corporation

5.               Amphenol Interconnect Products Corporation

6.               Amphenol PCD, Inc.

7.               Sine Systems Corporation

8.               Amphenol T&M Antennas, Inc.

9.               Times Fiber Communications, Inc.

SCHEDULE V

UCC FILINGS

ANNEX A

to Receivables Purchase Agreement

FORM OF INFORMATION PACKAGE

ANNEX B

to Receivables Purchase Agreement

FORM OF PURCHASE NOTICE

[Date]

FORM OF PURCHASE NOTICE

Calyon New York Branch, as Agent	Attention: Florence Reyes
1301 Avenue of the Americas	Fax: (212) 261 3448
New York, NY 10019	Tel: (212) 261-7897

Re: Amphenol Funding Corp.

Ladies and Gentlemen:

Reference is made to the Receivables Purchase Agreement dated as of July 31, 2006 (as amended, supplemented or otherwise, modified from time to time, the “Receivables Purchase Agreement”) among Amphenol Funding Corp (the “Seller”), Amphenol Corporation (the “Servicer”), Atlantic Asset Securitization LLC and Calyon New York Branch. Capitalized terms unless otherwise defined herein shall have the meanings set forth in the Receivables Purchase Agreement.

1.                                       The Seller hereby requests a purchase of $                on                , 20    (the “Purchase Date”) and Fixed Period(s) ending on                                                                                           .

2.                                       The Seller hereby certifies, represents and warrants to the Administrative Agent and the Conduit Purchaser that on and as of the Purchase Date:

(a)                                  all applicable conditions precedent set forth in Exhibit II to the Receivables Agreement have been satisfied;

(b)                                 each of its representations and warranties contained in Exhibit III to the Receivables Agreement will be true and correct, in all material respects, as if made on and as of the Purchase Date;

(c)                                  no event has occurred and is continuing, or would result from the requested purchase, that constitutes an Termination Event or Unmatured Termination Event;

(d)                                 the Facility Termination Date has not occurred; and

(e)                                  after giving effect to the purchase requested above, (i) the outstanding Aggregate Investment is less than or equal to the Purchase Limit, and (ii) the aggregate of the Purchased Interest does not exceed 100%.

IN WITNESS WHEREOF, the Seller has caused this Purchase Notice to be executed and delivered as of this          day of                   , 20   .

Amphenol Funding Corp.

By:
Name:
Title:

Annex C

FORM OF ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [                ,        ], is among Amphenol Funding Corp. (the “Seller”),  Atlantic Asset Securitization LLC, as purchaser (the “Conduit Purchaser”),  Calyon New York Branch as Administrative Agent and [ ] as Related Committed Purchaser (the “Related Committed Purchaser”).

BACKGROUND

The Seller and various others are parties to a certain Receivables Purchase Agreement dated as of July 31, 2006 (as amended through the date hereof, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This Agreement constitutes an Assumption Agreement pursuant to Section 1.2 of the Receivables Purchase Agreement. The Seller desires the Related Committed Purchaser to [become a Related Committed Purchaser under] [increase its existing Commitment under] the Receivables Purchase Agreement and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the Related Committed Purchaser agrees to [become a Related Committed Purchaser thereunder with a] [increase its Commitment such that after giving effect to such increase it will have a] Commitment equal to the amount set forth as its “Commitment” its signature hereto.

Seller hereby represents and warrants to the Related Committed Purchaser as of the date hereof, as follows:

(i)  the representations and warranties of the Seller contained in Exhibit III of the Receivables Purchase Agreement are correct on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates;

(ii)  no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such transfer; and

(iii)  the Facility Termination Date shall not have occurred.

SECTION 2. Upon execution and delivery of this Agreement by the Seller and the Related Committed Purchaser, satisfaction of the other conditions to assignment specified in Section 6.3 of the Receivables Purchase Agreement (including the consent of the Seller) and receipt by the Seller and Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the Related Committed Purchaser shall become a party to, and have the rights and obligations of a Purchaser under, the Receivables Purchase Agreement] [the Related Committed Purchaser shall increase its Commitment as indicated above].

SECTION 3. Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, any bankruptcy,

reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Notes issued by such Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.

SECTION 4. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(continued on following page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

ATLANTIC ASSET SECURITIZATION LLC
as Conduit Purchaser

By:
Name:
Title:

Address:
c/o Calyon New York Branch, as
Administrative Agent
1301 Avenue of the Americas
Attention: Matthew Croghan
Telephone: (212) 459-2619
Facsimile: (212) 459-3258

CALYON NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

Address:
1301 Avenue of the Americas
New York, NY 10019
Attention: Matthew Croghan
Telephone: (212) 459-2619
Facsimile: (212) 459-3258

[ ], as Related Committed Purchaser

By:
Name:
Title:

Percentage: %
Commitment: $

Consented and Agreed:

Amphenol Funding Corp., as Seller

By:
Name Printed:
Title:

Annex D

Form of Transfer Supplement

Dated as of [            , 20   ]

1.

Portion of Commitment assigned:	$

Assignor’s remaining portion of Commitment:	$

Portion of Aggregate Investment assigned:	$
Assignor’s remaining portion of the outstanding balance of the Aggregate Investment:	$
Accrued interest (if any) allocable to portion of the Aggregate Investment assigned:	$
Accrued interest (if any) allocable to the Assignor’s remaining portion of the Aggregate Investment:	$

2.

Effective Date of this Transfer Supplement:	[ ]

Upon execution and delivery of this Transfer Supplement by transferee and transferor and the satisfaction of the other conditions to assignment specified in Section 6.3 of the Receivables Purchase Agreement (defined below), from and after the effective date specified above, the transferee shall become a party to, and have the rights and obligations of a Purchaser under, the Receivables Purchase Agreement dated as of July 31, 2006 (as amended, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among Amphenol Funding Corp., as Seller, Amphenol Corporation, as Servicer, Atlantic Asset Securitization LLC, as Conduit Purchaser and Calyon New York Branch, as Administrative Agent. For the purpose of Section 6.2 of the Receivables Purchase Agreement, notice shall be given to the addresses provided herein. Capitalized terms used and not otherwise defined herein have the respective meanings assigned thereto in Exhibit I to the Receivables Purchase Agreement (including terms incorporated therein by reference).

(continued on following page)

TRANSFEROR:	[ ]

By:
Name:
Title:

TRANSFEREE:	[ ]

By:
Name:
Title:

[Address]

Accepted as of date first above written:

CALYON NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Address:
1301 Avenue of the Americas
New York, NY 10019
Attention: Matthew Croghan
Telephone: (212) 459-2619
Facsimile: (212) 459-3258

ANNEX E

to Receivables Purchase Agreement

FORM OF AMPHENOL CORPORATION UNDERTAKING AGREEMENT

ANNEX F

to Receivables Purchase Agreement

LIST OF SPECIAL OBLIGORS

Avnet, Inc.
Initial Special Concentration Percentage: 6%.

Capstone/Arrow, a division of Arrow Electronics, Inc.
Initial Special Concentration Percentage: 8%.

ANNEX G

to Receivables Purchase Agreement

PURCHASER PAYMENT ACCOUNT INFORMATION

Calyon, NY Branch

ABA: 026008073

Account name - Atlantic Asset Securitization Corp.

Account #  01-25680-0001-00-001

Attn: Savarra Johnson

Ref:  APH/AASC

ANNEX H

to Receivables Purchase Agreement

EQUIVALENT LONG TERM RATINGS

Moody’s

Short- term	Long- term

Aaa	P-1
Aa1	P-1
Aa2	P-1
Aa3	P-2
A1	P-2
A2	P-2
A3	P-3
Baa1	P-3
< Baa1	Not Prime

Standard & Poors

Short- term	Long- term

AAA	A-1
AA+	A-1
AA	A-1
AA -	A-1
A+	A-1
A	A-2
A -	A-2
BBB+	A-2
BBB	A-3
BBB -	A-3
< BBB -	Unrated